CAE INC.

CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING		102
INDEPENDENT AUDITOR'S REPORT		102
CONSOLIDATED FINANCIAL STATEMENTS		104
Consolidated Balance Sheets		104
Consolidated Statements of Earnings		105
Consolidated Statements of Changes in Shareholders' Equity		105
Consolidated Statements of Comprehensive Income (Loss)		107
Consolidated Statement of Accumulated Other Comprehensive Loss		108
Consolidated Statements of Cash Flows		109
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS		110
Note 1	Nature of Operations and Significant Accounting Policies	110
Note 2	Future Change to Accounting Standards	117
Note 3	Business Acquisitions and Combinations	117
Note 4	Investments in Joint Ventures	119
Note 5	Accounts Receivable	120
Note 6	Inventories	121
Note 7	Property, Plant and Equipment	121
Note 8	Intangible Assets	121
Note 9	Goodwill	122
Note 10	Other Assets	122
Note 11	Accounts Payable and Accrued Liabilities	122
Note 12	Debt Facilities	123
Note 13	Deferred Gains and Other Long-Term Liabilities	127
Note 14	Income Taxes	127
Note 15	Capital Stock	129
Note 16	Stock-Based Compensation Plans	130
Note 17	Capital Management	133
Note 18	Financial Instruments and Financial Risk Management	134
Note 19	Supplementary Cash Flows and Earnings Information	142
Note 20	Contingencies	143
Note 21	Commitments	143
Note 22	Government Assistance	143
Note 23	Employee Future Benefits	144
Note 24	Restructuring Charge	148
Note 25	Variable Interest Entities	149
Note 26	Operating Segments and Geographic Information	150
Note 27	Differences Between Canadian and United States Generally Accepted Accounting Principles	152
Note 28	Comparative Financial Statements	156

CAE Annual Report 2011 | 101

Management’s Report on Internal Control Over Financial Reporting

Management of CAE is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f), 15d-15(f) under the Securities Exchange Act of 1934). CAE’s internal control over financial reporting is a process designed under the supervision of CAE’s President and Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with Canadian generally accepted accounting principles.

As of March 31, 2011, management conducted an assessment of the effectiveness of the Company’s internal control over the financial reporting based on the framework and criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that the Company’s internal control over financial reporting as of March 31, 2011 was effective.

Montreal (Canada)
May 19, 2011

Independent Auditor’s Report

To the Shareholders of CAE Inc.

We have completed integrated audits of CAE Inc.’s 2011, 2010 and 2009 consolidated financial statements and of its internal control over financial reporting as at March 31, 2011. Our opinions, based on our audits, are presented below.

Report on the consolidated financial statements

We have audited the accompanying consolidated financial statements of CAE Inc. (the Company), which comprise the consolidated balance sheets as at March 31, 2011 and 2010 and the consolidated statements of earnings, changes in shareholders’ equity, comprehensive income (loss), accumulated other comprehensive loss and cash flows for each of the three years in the period ended March 31, 2011, and the related notes including a summary of significant accounting policies.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. Canadian generally accepted auditing standards require that we comply with ethical requirements.

An audit involves performing procedures to obtain audit evidence, on a test basis, about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting principles and policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion on the consolidated financial statements.

102	| CAE Annual Report 2011

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of CAE Inc. as at March 31, 2011 and 2010 and the results of its operations and cash flows for each of the three years in the period ended March 31, 2011 in accordance with Canadian generally accepted accounting principles.

Report on internal control over financial reporting

We have also audited CAE Inc.’s internal control over financial reporting as at March 31, 2011, based on criteria established in “Internal Control – Integrated Framework”, issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

Management’s responsibility for internal control over financial reporting

Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting.

Auditor’s responsibility

Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances.

We believe that our audit provides a reasonable basis for our audit opinion on the Company’s internal control over financial reporting.

Definition of internal control over financial reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Canadian generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Inherent limitations

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatement. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Opinion

In our opinion, CAE Inc. maintained, in all material respects, effective internal control over financial reporting as at March 31, 2011 based on criteria established in “Internal Control – Integrated Framework” issued by COSO.

1 Chartered accountant auditor permit No.12300

CAE Annual Report 2011 | 103

Consolidated Financial Statements

Consolidated Balance Sheets

As at March 31
(amounts in millions of Canadian dollars)	2011	2010
Assets
Current assets
Cash and cash equivalents	$276.4	$312.9
Accounts receivable (Note 5)	296.9	237.5
Contracts in progress	207.9	220.6
Inventories (Note 6)	125.1	126.9
Prepaid expenses	54.5	33.7
Income taxes recoverable	52.2	24.3
Future income taxes (Note 14)	9.2	7.1
	$1,022.2	$963.0
Property, plant and equipment, net (Note 7)	1,180.1	1,147.2
Future income taxes (Note 14)	76.7	82.9
Intangible assets (Note 8)	178.8	125.4
Goodwill (Note 9)	198.5	161.9
Other assets (Note 10)	201.6	141.5
	$2,857.9	$2,621.9

Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities (Note 11)	$527.1	$467.8
Deposits on contracts	173.3	199.7
Current portion of long-term debt (Note 12)	30.7	51.1
Future income taxes (Note 14)	31.8	23.0
	$762.9	$741.6
Long-term debt (Note 12)	443.8	441.6
Deferred gains and other long-term liabilities (Note 13)	262.6	200.5
Future income taxes (Note 14)	119.2	82.4
	$1,588.5	$1,466.1

Shareholders’ equity
Capital stock (Note 15)	$445.9	$441.5
Contributed surplus	13.5	10.9
Retained earnings	1,050.1	918.8
Accumulated other comprehensive loss	(240.1)	(215.4)
	$1,269.4	$1,155.8
	$2,857.9	$2,621.9

Contingencies and commitments (Notes 20 and 21)

The accompanying notes form an integral part of these Consolidated Financial Statements.

Approved by the Board:

104	| CAE Annual Report 2011

	Consolidated Financial Statements

Consolidated Statements of Earnings

Years ended March 31
(amounts in millions of Canadian dollars, except per share amounts)	2011	2010	2009
Revenue	$1,629.0	$1,526.3	$1,662.2
Earnings before restructuring, interest and income taxes	$258.3	$264.1	$305.8
Restructuring charge (reversal of provision) (Note 24)	(1.0)	34.1	–
Earnings before interest and income taxes (Note 26)	$259.3	$230.0	$305.8
Interest expense, net (Note 12)	30.7	26.0	20.2
Earnings before income taxes	$228.6	$204.0	$285.6
Income tax expense (Note 14)	58.8	59.5	83.4
Earnings from continuing operations	$169.8	$144.5	$202.2
Results of discontinued operations	–	–	(1.1)
Net earnings	$169.8	$144.5	$201.1
Basic and diluted earnings per share from continuing operations	$0.66	$0.56	$0.79
Basic and diluted earnings per share	$0.66	$0.56	$0.79
Weighted average number of shares outstanding (basic) (Note 15)	256.7	255.8	254.8
Weighted average number of shares outstanding (diluted) (Note 15)(1)	257.3	255.8	255.0

(1)	For fiscal year 2010, the effect of stock options potentially exercisable was anti-dilutive; therefore, the basic and diluted weighted average number of shares outstanding are the same.

The accompanying notes form an integral part of these Consolidated Financial Statements.

Consolidated Statements of Changes in Shareholders’ Equity

Year ended March 31, 2011
(amounts in millions of Canadian dollars, except number of shares)
					Accumulated
		Common Shares			Other	Total
	Number of	Stated	Contributed	Retained	Comprehensive	Shareholders’
	Shares	Value	Surplus	Earnings	Loss	Equity
Balances,
beginning of year	256,516,994	$441.5	$10.9	$918.8	$(215.4)	$1,155.8
Stock options exercised	394,850	2.8	–	–	–	2.8
Transfer upon exercise of
stock options	–	1.0	(1.0)	–	–	–
Stock dividends	52,912	0.6	–	(0.6)	–	–
Stock-based
compensation (Note 16)	–	–	3.6	–	–	3.6
Net earnings	–	–	–	169.8	–	169.8
Dividends	–	–	–	(37.9)	–	(37.9)
Other comprehensive
loss	–	–	–	–	(24.7)	(24.7)
Balances,
end of year	256,964,756	$445.9	$13.5	$1,050.1	$(240.1)	$1,269.4

The total of Retained earnings and Accumulated other comprehensive loss for the year ended March 31, 2011 was $810.0 million (2010 –$703.4 million; 2009 – $757.5 million).

The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Annual Report 2011 | 105

Consolidated Financial Statements

Year ended March 31, 2010
(amounts in millions of Canadian dollars, except number of shares)
					Accumulated
		Common Shares			Other	Total
	Number of	Stated	Contributed	Retained	Comprehensive	Shareholders’
	Shares	Value	Surplus	Earnings	Loss	Equity
Balances,
beginning of year	255,146,443	$430.2	$10.1	$805.0	$(47.5)	$1,197.8
Stock options exercised	1,327,220	7.5	–	–	–	7.5
Transfer upon exercise of
stock options	–	3.4	(3.4)	–	–	–
Stock dividends	43,331	0.4	–	(0.4)	–	–
Stock-based
compensation (Note 16)	–	–	4.2	–	–	4.2
Net earnings	–	–	–	144.5	–	144.5
Dividends	–	–	–	(30.3)	–	(30.3)
Other comprehensive
loss	–	–	–	–	(167.9)	(167.9)
Balances,
end of year	256,516,994	$441.5	$10.9	$918.8	$(215.4)	$1,155.8

Year ended March 31, 2009
(amounts in millions of Canadian dollars, except number of shares)
					Accumulated
		Common Shares			Other	Total
	Number of	Stated	Contributed	Retained	Comprehensive	Shareholders’
	Shares	Value	Surplus	Earnings	Loss	Equity
Balances,
beginning of year	253,969,836	$418.9	$8.3	$634.5	$(122.4)	$939.3
Stock options exercised	1,077,200	9.3	–	–	–	9.3
Transfer upon exercise of
stock options	–	1.0	(1.0)	–	–	–
Stock dividends	99,407	1.0	–	(1.0)	–	–
Stock-based
compensation (Note 16)	–	–	2.8	–	–	2.8
Net earnings	–	–	–	201.1	–	201.1
Dividends	–	–	–	(29.6)	–	(29.6)
Other comprehensive
income	–	–	–	–	74.9	74.9
Balances,
end of year	255,146,443	$430.2	$10.1	$805.0	$(47.5)	$1,197.8

The accompanying notes form an integral part of these Consolidated Financial Statements.

106	| CAE Annual Report 2011

Consolidated Financial Statements

Consolidated Statements of Comprehensive Income (Loss)

Years ended March 31
(amounts in millions of Canadian dollars)	2011	2010	2009
Net earnings	$169.8	$144.5	$201.1
Other comprehensive (loss) income:
Foreign currency translation adjustment
Net foreign exchange (losses) gains on translation of
financial statements of self-sustaining foreign operations	$(27.4)	$(225.0)	$113.5
Net change in gains (losses) on certain long-term debt
denominated in foreign currency and designated as
hedges of net investments in self-sustaining foreign
operations	5.2	18.3	(7.7)
Reclassifications to income	(0.6)	0.3	(1.9)
Income taxes	(1.3)	(0.6)	(1.3)
	$(24.1)	$(207.0)	$102.6
Net changes in cash flow hedge
Net change in gains (losses) on derivative items designated
as hedges of cash flows	$9.1	$58.1	$(48.8)
Reclassifications to income or to the related
non-financial assets or liabilities	(10.2)	(2.2)	10.4
Income taxes	0.5	(16.8)	10.7
	$(0.6)	$39.1	$(27.7)
Total other comprehensive (loss) income	$(24.7)	$(167.9)	$74.9
Comprehensive income (loss)	$145.1	$(23.4)	$276.0

The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Annual Report 2011 | 107

Consolidated Financial Statements

Consolidated Statements of Accumulated Other Comprehensive Loss

	Foreign		Accumulated
	Currency		Other
As at and for the years ended March 31	Translation	Cash Flow	Comprehensive
(amounts in millions of Canadian dollars)	Adjustment	Hedge	Loss
Balance, beginning of fiscal 2009	$(122.0)	$(0.4)	$(122.4)
Details of other comprehensive income:
Net change in gains (losses)	105.8	(48.8)	57.0
Reclassifications to income or to the related
non-financial assets or liabilities	(1.9)	10.4	8.5
Income taxes	(1.3)	10.7	9.4
Total other comprehensive income for fiscal 2009	$102.6	$(27.7)	$74.9
Balance, end of fiscal 2009	$(19.4)	$(28.1)	$(47.5)
Details of other comprehensive loss:
Net change in (losses) gains	(206.7)	58.1	(148.6)
Reclassifications to income or to the related
non-financial assets or liabilities	0.3	(2.2)	(1.9)
Income taxes	(0.6)	(16.8)	(17.4)
Total other comprehensive loss for fiscal 2010	$(207.0)	$39.1	$(167.9)
Balance end of fiscal 2010	$(226.4)	$11.0	$(215.4)
Details of other comprehensive loss:
Net change in (losses) gains	(22.2)	9.1	(13.1)
Reclassifications to income or to the related
non-financial assets or liabilities	(0.6)	(10.2)	(10.8)
Income taxes	(1.3)	0.5	(0.8)
Total other comprehensive loss for fiscal 2011	$(24.1)	$(0.6)	$(24.7)
Balance, end of fiscal 2011	$(250.5)	$10.4	$(240.1)

The accompanying notes form an integral part of these Consolidated Financial Statements.

108	| CAE Annual Report 2011

	Consolidated Financial Statements

Consolidated Statements of Cash Flows

Years ended March 31
(amounts in millions of Canadian dollars)	2011	2010	2009
Operating activities
Net earnings	$169.8	$144.5	$201.1
Results of discontinued operations	–	–	1.1
Earnings from continuing operations	$169.8	$144.5	$202.2
Adjustments to reconcile earnings to cash flows from operating activities:
Depreciation of property, plant and equipment	74.8	75.4	71.3
Financing cost amortization	1.0	0.8	0.8
Amortization of intangible and other assets	22.1	17.8	17.6
Future income taxes (Note 14)	49.3	27.2	8.5
Investment tax credits	(17.7)	(8.6)	19.9
Stock-based compensation plans (Note 16)	17.3	13.9	(11.5)
Employee future benefits, net (Note 23)	(10.7)	(1.4)	0.4
Amortization of other long-term liabilities	(9.0)	(7.3)	(9.6)
Other	(12.5)	8.3	(10.1)
Changes in non-cash working capital (Note 19)	(37.4)	(3.6)	(95.1)
Net cash provided by operating activities	$247.0	$267.0	$194.4
Investing activities
Business acquisitions, net of cash and cash equivalents acquired (Note 3)	$(74.1)	$(34.7)	$(41.5)
Joint venture, net of cash and cash equivalents acquired	(1.9)	–	–
Capital expenditures	(114.9)	(130.9)	(203.7)
Proceeds from the disposal of property, plant and equipment	1.5	8.8	–
Deferred development costs	(22.6)	(14.6)	(10.5)
ERP and other software	(18.5)	(9.8)	(5.3)
Other	(6.8)	(3.2)	(0.4)
Net cash used in investing activities	$(237.3)	$(184.4)	$(261.4)
Financing activities
Proceeds from long-term debt, net of transaction costs (Note 12)	$44.5	$191.0	$50.3
Repayment of long-term debt (Note 12)	(44.2)	(115.1)	(22.7)
Proceeds from capital lease (Note 12)	11.0	21.6	–
Repayment of capital lease (Note 12)	(16.0)	(5.6)	(5.1)
Dividends paid	(37.9)	(30.3)	(29.6)
Common stock issuance (Note 15)	2.8	7.5	9.3
Other	(2.4)	(1.9)	(13.4)
Net cash (used in) provided by financing activities	$(42.2)	$67.2	$(11.2)
Effect of foreign exchange rate changes on cash and cash equivalents	$(4.0)	$(32.1)	$17.7
Net (decrease) increase in cash and cash equivalents	$(36.5)	$117.7	$(60.5)
Cash and cash equivalents, beginning of year	312.9	195.2	255.7
Cash and cash equivalents, end of year	$276.4	$312.9	$195.2

Supplementary Cash Flows Information (Note 19)
The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Annual Report 2011 | 109

Notes to the Consolidated Financial Statements

Years ended March 31, 2011, 2010 and 2009 (unless otherwise stated, all amounts are in millions of Canadian dollars)

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

CAE Inc. and its subsidiaries (the Company) design, manufacture and supply simulation equipment and services and develop integrated training solutions for the military, commercial airlines, business aircraft operators, aircraft manufacturers, healthcare education and service providers and the mining industry. CAE’s flight simulators replicate aircraft performance in normal and abnormal operations as well as a comprehensive set of environmental conditions utilizing visual systems that contain an extensive database of airports, other landing areas, flying environments, motion and sound cues to create a fully immersive training environment. The Company offers a range of flight training devices based on the same software used on its simulators. The Company also operates a global network of training centres in locations around the world.

The Company’s operations are managed through four segments:

(i)	Simulation Products/Civil (SP/C) – Designs, manufactures and supplies civil flight simulators, training devices and visual systems;
(ii)	Simulation Products/Military (SP/M) – Designs, manufactures and supplies advanced military training equipment and software tools for air forces, armies and navies;
(iii)

Training & Services/Civil (TS/C) – Provides business and commercial aviation training for all flight and ground personnel and all associated services as well as results from its new core market initiatives;

(iv)	Training & Services/Military (TS/M) – Supplies turnkey training services, support services, systems maintenance and modeling and simulation solutions.

Generally accepted accounting principles and financial statements presentation

These consolidated financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP). In certain significant respects, these accounting principles differ from United States Generally Accepted Accounting Principles (U.S. GAAP). The main differences are described in Note 27. The functional and presentation currency of the Company is the Canadian dollar.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires CAE’s management (management) to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses for the period reported. Management reviews its estimates on an ongoing basis, particularly as they relate to accounting for long-term contracts, useful lives, employee future benefits, income taxes, impairment of long-lived assets, asset retirement obligations, fair value of certain financial instruments, goodwill and intangible assets, based on management’s best knowledge of current events and actions that the Company may undertake in the future. Actual results could differ from those estimates. Changes will be reported in the period in which they are identified.

Basis of consolidation

The consolidated financial statements include the accounts of CAE Inc. and of all its majority owned subsidiaries, and variable interest entities for which the Company is the primary beneficiary. They also include the Company’s proportionate share of assets, liabilities and earnings of joint ventures in which the Company has an interest (refer to Note 4). All significant intercompany accounts and transactions have been eliminated. The investments over which the Company exercises significant influence are accounted for using the equity method and portfolio investments are accounted at fair value unless there is no quoted price in an active market.

The Company determines if a variable interest entity (VIE) should be consolidated if it is exposed to a majority of the risk of loss from the VIE’s activities, or if it is entitled to receive a majority of the VIE’s residual returns (if no party is exposed to a majority of the VIE’s losses), or both (the primary beneficiary). The Company revises its determination of the accounting for VIEs when certain events occur, such as changes in governing documents or contractual arrangements. Refer to Note 25 for additional information.

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Notes to the Consolidated Financial Statements

Revenue recognition
Multiple-element arrangements

The Company sometimes enters into multiple-element revenue arrangements, which may include a combination of the design, engineering and manufacturing of flight simulators, as well as the provision of spare parts and maintenance. A multiple-element arrangement is separated into more than one unit of accounting, and applicable revenue recognition criteria are considered separately for the different units of accounting if all of the following criteria are met:

(i)	The delivered item has value to the customer on a stand-alone basis;
(ii)	There is objective and reliable evidence of the fair value of the undelivered item (or items);
(iii)

If the arrangement includes a general right of return related to the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor.

The allocation of the revenue from a multiple deliverable agreement is based on fair value of an undelivered item as evidenced by the price of the item regularly charged by the Company on an individual basis. The Company enters into stand-alone transactions on a regular basis in regards to the sale of spare parts and maintenance arrangements; therefore the price charged when the elements are sold separately is readily available. The process for determining fair value of undelivered items, with respect to the design, engineering and manufacturing of flight simulators, entails evaluating each transaction and taking into account the unique features of each deal.

Long-term contracts

Revenue from long-term contracts for the design, engineering and manufacturing of flight simulators is recognized using the percentage-of-completion method when there is persuasive evidence of an arrangement, when the fee is fixed or determinable and when collection is reasonably certain.

Under this method, revenue is recorded as related costs are incurred, on the basis of the percentage of actual costs incurred to date, to the estimated total costs to complete the contract. Recognized revenues and margins are subject to revisions as the contract progresses to completion. Management conducts monthly reviews of its estimated costs to complete, percentage-of-completion estimates and revenues and margins recognized, on a contract-by-contract basis. The impact of any revisions in cost and earnings estimates is reflected in the period in which the need for a revision becomes known. Provisions for estimated contract losses are recognized in the period in which the loss is determined. Contract losses are measured at the amount by which the estimated total costs exceed the estimated total revenue from the contract. Warranty provisions are recorded when revenue is recognized based on past experience. Post-delivery customer support is billed separately, and revenue is recognized over the support period.

Product maintenance

Revenue from maintenance contracts is generally recognized in earnings on a straight-line method over the contract period. In situations when it is clear that costs will be incurred on other than a straight-line basis, based on historical evidence, revenue is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract.

Spare parts

Revenue from the sale of spare parts is recognized when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable and collection is reasonably assured.

Software arrangements

Revenue from software licensing arrangements that do not require significant production, modification, or customization of software, is recognized when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable and collection is reasonably assured. Revenue from fixed-price software arrangements and software customization contracts that require significant production, modification, or customization of software are recognized using the percentage-of-completion method.

Training and consulting services

Revenue from training and consulting services is recognized as the services are rendered when persuasive evidence of an arrangement exists, the fee is fixed or determinable and recovery is reasonably certain.

For flight schools, cadet training courses are offered mainly by way of ground school and live aircraft flight. During the ground school phase, revenue is recognized in earnings on a straight-line basis, while during the live aircraft flight phase, revenue is recognized based on actual flown hours.

Sales incentives

The Company may provide sales incentive in the form of credits, free products and services, and minimum residual value guarantees. Generally, credits and free products and services are recorded at their estimated fair value as a reduction of revenues or included in the cost of sales respectively. Sales with minimum residual value guarantees are recognized in accordance with the accounting criteria related to leases.

CAE Annual Report 2011 | 111

Notes to the Consolidated Financial Statements

Non-monetary transactions

The Company may also enter into sales arrangements where little or no monetary consideration is involved. The non-monetary transactions are measured at the more reliable measure of the fair value of the asset given up and the fair value of the asset received.

Deferred revenue

Cash payments received or advances currently due pursuant to contractual arrangements are recorded as deferred revenue until all of the foregoing conditions of revenue recognition have been met.

Foreign currency translation

Self-sustaining foreign operations

Assets and liabilities of self-sustaining foreign operations are translated from their functional currency to Canadian dollars at exchange rates in effect at the balance sheet date and foreign exchange gains or losses arising from the translation are included in accumulated other comprehensive income (loss). Translation gains or losses related to long-term intercompany account balances, which form part of the overall net investment in foreign operations, and those arising from the translation of debt denominated in foreign currencies and designated as hedges of the overall net investments in self-sustaining foreign operations are also included in accumulated other comprehensive loss. Revenue and expenses are translated at the average exchange rates for the period.

Amounts related to foreign currency translation in accumulated other comprehensive loss are released to the consolidated statement of earnings when the Company reduces its overall net investment in foreign operations, including a reduction in capital or through the settlement of long-term intercompany balances, which have been considered part of the Company’s overall net investment.

Foreign currency transactions

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at the prevailing exchange rate at the balance sheet date. Non-monetary assets and liabilities, and revenue and expense items denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions.

Cash and cash equivalents

Cash and cash equivalents consist of cash and highly-liquid investments with original terms to maturity of 90 days or less at date of purchase.

Accounts receivable

Receivables are carried at cost net of an allowance for doubtful accounts, based on expected recoverability. The Company is involved in a program under which it sells certain of its accounts receivable and contracts in progress to third parties for cash consideration for an amount of up to $150.0 million without recourse to the Company. The Company continues to act as a collection agent. These transactions are accounted for when the Company is considered to have surrendered control over the transferred accounts receivable and contracts in progress. Losses and gains on these transactions are recognized in earnings. (Refer to Note 18 for additional information)

Contracts in progress

Contracts in progress, resulting from applying the percentage-of-completion method, are valued based on materials, direct labour, relevant manufacturing overhead and estimated contract margins. (Refer to Accounts receivable for sale of contracts in progress.)

Inventories

Work in progress is stated at the lower of specific identification of cost and net realizable value. The cost of work in progress includes material, labour, and an allocation of manufacturing overhead, based on normal operating capacity.

Raw materials are valued at the lower of average cost and net realizable value. Spare parts to be used in the normal course of business are valued at the lower of specific identification of cost and net realizable value.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale. In the case of raw materials and spare parts, replacement cost is generally the best measure of net realizable value.

Long-lived assets

Property, plant and equipment and depreciation

Property, plant and equipment are recorded at cost less accumulated depreciation, net of any impairment charges. The estimated useful lives, residual values and depreciation methods are as follows:

	Method	Rates / Years
Buildings and improvements	Declining balance / Straight line	2.5 to 10% / 10 to 20 years
Simulators	Straight line (10% residual)	Not exceeding 25 years
Machinery and equipment	Declining balance / Straight line	20 to 35% / 3 to 10 years
Aircrafts	Straight line (15% residual)	Not exceeding 12 years
Aircraft engines	Based on utilization	Not exceeding 3,000 hours

112	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Asset retirement obligations

Asset retirement obligations are recognized in the period in which the Company incurs a legal obligation associated with the retirement of an asset. The obligation is measured initially at fair value discounted to its present value using a credit-adjusted risk-free interest rate, and the resulting costs are capitalized into the carrying value of the related assets. The liability is accreted through charges to earnings. Costs related to asset retirement obligations are depreciated over the remaining useful life of the underlying asset.

The Company has a known conditional asset retirement obligation for asbestos remediation activities to be performed in the future, that is not reasonably estimable due to insufficient information about the timing and method of settlement of the obligation. Accordingly, this obligation has not been recorded in the consolidated financial statements because the fair value cannot be reasonably estimated. A liability for this obligation will be recorded in the period when sufficient information regarding timing and method of settlement becomes available to make a reasonable estimate of the liability’s fair value.

Leases

Leases for which substantially all the benefits and risks of ownership are transferred to the Company are recorded as capital leases and classified as property, plant and equipment and long-term debt. All other leases are classified as operating leases under which leasing costs are expensed on a straight-line basis over the terms of the lease. Gains, net of transaction costs, related to the sale and leaseback of simulators are deferred and the net gains in excess of the residual value guarantees are amortized over the term of the lease. When at the time of the sale and leaseback transactions, the fair value of the asset is less than the carrying value, the difference is recognized as a loss. The residual value guarantees are ultimately recognized in earnings upon expiry of the related sale and leaseback agreement unless the Company decides to exercise its early buy-out options. Then, the related deferred gain from the residual value guarantee is applied against the cost of the asset.

Intangible assets with definite useful lives and amortization

Intangible assets with definite useful lives are initially recorded at cost being their fair value at the acquisition date. Amortization is calculated using the straight-line method for all intangible assets over their estimated useful lives as follows:

	Amortization	Weighted Average
	Period	Amortization Period
Deferred development costs	Not exceeding 7 years	5
Trade names	2 to 20 years	17
Customer relationships	3 to 15 years	10
Customer contractual agreements	5 to 12 years	10
Technology	3 to 15 years	10
Enterprise resource planning and other software	5 to 10 years	7
Other intangible assets	5 to 20 years	11

Research and development (R&D) costs

Research costs are charged to consolidated earnings in the period in which they are incurred. Development costs are also charged to earnings in the period incurred unless they meet all the specific deferral criteria. Government contributions arising from research and development activities are deducted from the related costs or capital expenditures. Amortization of deferred development costs commences with the commercial production of the product.

Interest capitalization

Interest costs relating to the construction of simulators, buildings for training centres and internally developed intangible assets are capitalized as part of the cost of property, plant and equipment and intangible assets. Capitalization of interest ceases when the asset is completed and ready for productive use.

Impairment of long-lived assets

Long-lived assets or asset groups are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the assets may not be recoverable, as measured by comparing their carrying amounts to the estimated undiscounted future cash flows generated by their use and eventual disposal. Impairment, if any, is measured as the excess of the carrying amount of the asset or asset group over its fair value.

Other assets

Restricted cash

The Company is required to hold a defined amount of cash as collateral under the terms of certain subsidiaries’ external bank financing, government-related sales contracts and business acquisition arrangements.

Deferred financing costs

Deferred financing costs related to the revolving unsecured term credit facilities and sale and leaseback agreements are included in other assets and amortized on a straight-line basis over the term of the related financing agreements.

Business combinations and goodwill

Acquisitions are accounted for using the purchase method and, accordingly, the results of operations of the acquired business are included in the consolidated statements of earnings from their respective dates of acquisition.

Goodwill represents the excess of the cost of acquired businesses over the net of the amounts assigned to identifiable assets acquired and liabilities assumed. Potential additional contingent consideration is recorded as goodwill when certain conditions are met. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate a potential impairment in value.

CAE Annual Report 2011 | 113

Notes to the Consolidated Financial Statements

The impairment test consists of a comparison of the fair value of the Company’s reporting units with their carrying amount. When the carrying amount of the reporting unit exceeds its fair value, the Company compares, in a second phase, the fair value of goodwill related to the reporting unit to its carrying value and recognizes an impairment loss equal to the excess. The fair value of a reporting unit is calculated based on one or more fair value measures, including present value techniques of estimated future cash flows and estimated amounts at which the unit, as a whole, could be purchased or sold in a current transaction between willing unrelated parties. If the carrying amount of the reporting unit exceeds its fair value, the second phase requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of that reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss equal to the excess is recorded in earnings.

Income taxes and investment tax credits

The Company uses the tax liability method to account for income taxes. Under this method, future income tax assets and liabilities are determined according to differences between the carrying value and the tax bases of assets and liabilities.

This method also requires the recognition of future tax benefits, such as for net operating loss carryforwards, to the extent that the realization of such benefits is more likely than not. A valuation allowance is recognized to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will not be realized.

Future tax assets and liabilities are measured by applying enacted or substantively enacted rates and laws at the date of the consolidated financial statements for the years in which the temporary differences are expected to reverse.

The Company does not provide for income taxes on undistributed earnings of foreign subsidiaries that are not expected to be repatriated in the foreseeable future.

Investment tax credits (ITCs) arising from R&D activities are deducted from the related costs and are accordingly included in the determination of net earnings when there is reasonable assurance that the credits will be realized. ITCs arising from the acquisition or development of property, plant and equipment and deferred development costs are deducted from the cost of those assets with amortization calculated on the net amount.

The Company is subject to examination by taxation authorities in various jurisdictions. The determination of tax liabilities and ITCs recoverable involve certain uncertainties in the interpretation of complex tax regulations. Therefore, the Company provides for potential tax liabilities and ITCs recoverable based on management’s best estimates. Differences between the estimates and the actual amounts of taxes and ITCs are recorded in net earnings at the time they can be determined.

Stock-based compensation plans

The Company’s stock-based compensation plans consist of five categories of plans: Employee Stock Option Plan (ESOP), Employee Stock Purchase Plan (ESPP), Deferred Share Unit (DSU) plan, Long-Term Incentive Deferred Share Unit (LTI-DSU) plan and Long-Term Incentive Restricted Share Unit (LTI-RSU) plan. All plans are described in Note 16.

The Company recognizes the stock-based compensation expense over the vesting period except for employees who will become eligible for retirement during the vesting period for which the compensation expense is recognized over the period from grant date to the date the employee becomes eligible to retire. In addition, if an employee is eligible to retire on the grant date, the compensation expense is recognized at that date unless the employee is under contract, in which case, the compensation expense is recognized over the term of the contract.

The Company estimates the fair value of options using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, valuation models generally require the input of highly-subjective assumptions including expected stock price volatility. Using the fair value method, compensation expense is measured at the grant date and recognized over the service period with a corresponding increase to contributed surplus in shareholders’ equity.

Compensation expense is also recognized for the Company’s portion of the contributions made under the ESPP and for the grant date amount of vested units at their respective valuations for the DSU, LTI-DSU and LTI-RSU plans. For DSU and LTI-DSUs, the Company accrues a liability using the intrinsic value method with any changes in the intrinsic value recognized in earnings based on the market price of the Company’s common shares. Any subsequent changes in the Company’s stock price affect the compensation expense. The Company has entered into equity swap agreements with a major Canadian financial institution in order to reduce its cash and earnings exposure related to the fluctuation in the Company’s share price relating to the DSU and LTI-DSU programs.

CAE’s practice is to issue options and units in the first quarter of each fiscal year or at the time of hiring of new employees or making new appointments. Any consideration paid by plan participants on the exercise of share options or the purchase of shares is credited to share capital together with any related stock-based compensation expense.

114	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Employee future benefits

The Company maintains defined benefit pension plans that provide benefits based on length of service and final average earnings. The service costs and the pension obligations are actuarially determined using the projected benefit method prorated on employee service and management’s best estimate of expected plan investment performance, salary escalation and retirement ages of employees. For the purpose of calculating the expected return on plan assets, the relevant assets are valued at fair value. The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of active employees. Past service costs, arising from plan amendments, are deferred and amortized on a straight-line basis over the average remaining service lives of active employees at the date of amendment.

When a curtailment arises, any unamortized past service costs associated with the reduction of future services is recognized immediately. Also, the increase or decrease in benefit obligations is recognized as a loss or gain, net of unrecognized actuarial gains or losses. Finally, when an event gives rise to both a curtailment and a settlement of obligations, the curtailment is accounted for prior to the settlement.

Earnings per share

Earnings per share are calculated by dividing consolidated net earnings available for common shareholders by the weighted average number of common shares outstanding during the year. The diluted weighted average number of common shares outstanding is calculated by taking into account the dilution that would occur if the securities or other agreements for the issuance of common shares were exercised or converted into common shares at the later of the beginning of the period or the issuance date unless it is anti-dilutive. The treasury stock method is used to determine the dilutive effect of the stock options. The treasury stock method is a method of recognizing the use of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common shares at the average market price during the period.

Disposal of long-lived assets and discontinued operations

Long-lived assets to be disposed of by sale are measured at the lower of their carrying amounts or fair value less selling costs and are not amortized as long as they are classified as assets to be disposed of by sale. Operating results of a company’s components disposed of by sale or being classified as held-for-sale are reported as discontinued operations if the operations and cash flows of those components have been, or will be, eliminated from the Company’s current operations pursuant to the disposal and if the Company does not have significant continuing involvement in the operations of the component after the disposal transaction. A component of an enterprise includes operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company’s operations and cash flows.

Financial instruments and hedging relationships

Financial instruments
Financial assets and financial liabilities

Financial assets and financial liabilities, including derivatives, are recognized on the consolidated balance sheet when the Company becomes a party to the contractual provisions of the financial instrument. On initial recognition, all financial instruments are measured at fair value. Subsequent measurement of the financial instruments is based on their classification as described below. Financial assets and financial liabilities are classified into one of these five categories: held-for-trading, held-to-maturity investments, loans and receivables, other financial liabilities and available-for-sale. The determination of the classification depends on the purpose for which the financial instruments were acquired and their characteristics.

Held-for-trading

Financial instruments classified as held-for-trading are carried at fair value at each balance sheet date with the change in fair value recorded in earnings. The held-for-trading classification is applied when a financial instrument:

  Is a derivative, including embedded derivatives accounted for separately from the host contract, but excluding those derivatives designated as effective hedging instruments;

  Has been acquired or incurred principally for the purpose of selling or repurchasing in the near future;

  Is part of a portfolio of financial instruments that are managed together and for which there is evidence of a recent actual pattern of short-term profit-taking; or

  Has been irrevocably designated as such by the Company (fair value option).

Held-to-maturity investments, loans and receivables and other financial liabilities

Financial instruments classified as held-to-maturity investments, loans and receivables and other financial liabilities are carried at amortized cost using the effective interest method. Interest income or expense is included in earnings in the period.

Available-for-sale

Financial instruments classified as available-for-sale are carried at fair value at each balance sheet date. Unrealized gains and losses, including changes in foreign exchange rates, are recognized in other comprehensive income (loss) (OCI) in the period in which the changes arise and are transferred to earnings when the assets are derecognized or other than temporary impairment occurs. Securities classified as available-for-sale which do not have a readily available market value are recorded at cost.

CAE Annual Report 2011 | 115

Notes to the Consolidated Financial Statements

As a result, the following classifications were determined:

(i)	Cash and cash equivalents, restricted cash and all derivative instruments are classified as held-for-trading;
(ii)

Accounts receivable, contracts in progress, long-term receivables and advances are classified as loans and receivables, except for those that the Company intends to sell immediately or in the near term, which are classified as held-for-trading;

(iii)	Portfolio investments are classified as available-for-sale;
(iv)

Accounts payable and accrued liabilities and long-term debt, including interest payable, as well as capital lease obligations are classified as other financial liabilities, all of which are measured at amortized cost using the effective interest rate method;

(v)	To date, the Company has not classified any financial asset as held-to-maturity.

Transaction costs

Transaction costs that are directly related to the acquisition or issuance of financial assets and financial liabilities (other than those classified as held-for-trading) are included in the fair value initially recognized for those financial instruments. These costs are amortized to earnings using the effective interest rate method.

Offsetting of financial assets and financial liabilities

Financial assets and financial liabilities are offset and the net amount is presented in the consolidated balance sheet when the Company has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to realize the assets and settle the liabilities simultaneously.

Hedge accounting
Documentation

At the inception of a hedge, if the Company elects to use hedge accounting, the Company formally documents the designation of the hedge, the risk management objectives, the hedging relationship between the hedged item and hedging item and the method for testing the effectiveness of the hedge, which must be reasonably assured over the term of the hedging relationship. The Company formally assesses, both at inception of the hedge relationship and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

Method of accounting

When derivatives are designated as hedges, the Company classifies them either as: (a) hedges of the change in fair value of recognized assets or liabilities or firm commitments (fair value hedges); or (b) hedges of the variability in highly probable future cash flows attributable to a recognized asset or liability, a firm commitment or a forecasted transaction (cash flow hedges).

Fair value hedge

For fair value hedges outstanding, gains or losses arising from the measurement of derivative hedging instruments at fair value are recorded in earnings, and the carrying amount of hedged items are adjusted by gains and losses on the hedged item attributable to the hedged risks which are recorded in earnings.

Cash flow hedge

The effective portion of changes in the fair value of derivative instruments that are designated and qualify as cash flow hedges is recognized in comprehensive income (loss). Any gain or loss in fair value relating to the ineffective portion is recognized immediately in earnings. Amounts accumulated in OCI are reclassified to earnings in the period in which the hedged item affects earnings. However, when the forecasted transactions that are hedged items result in recognition of non-financial assets (for example, inventories or property, plant and equipment), gains and losses previously deferred in OCI are included in the initial carrying value of the related non-financial assets acquired or liabilities incurred. The deferred amounts are ultimately recognized in earnings as the related non-financial assets are derecognized or amortized.

Hedge accounting is discontinued prospectively when the hedging relationship no longer meets the criteria for hedge accounting or when the hedging instrument expires or is sold. Any cumulative gain or loss existing in OCI at that time remains in OCI until the hedged item is eventually recognized in earnings. When it is probable that a hedged transaction will not occur, the cumulative gain or loss that was reported in OCI is recognized immediately in earnings.

Hedge of net investments in self-sustaining foreign operations

The Company has designated certain long-term debt as a hedge of its overall net investment in self-sustaining foreign operations whose activities are denominated in a currency other than the Company’s functional currency. The portion of gains or losses on the hedging item that is determined to be an effective hedge is recognized in OCI, net of tax and is limited to the translation gain or loss on the net investment.

Comprehensive income (loss)

Comprehensive income represents the change in shareholders’ equity from transactions and other events and circumstances from non-owner sources.

OCI refers to revenues, expenses, gains and losses that are recognized in comprehensive income (loss), but excluded from earnings. OCI includes net changes in unrealized foreign exchange gains (losses) on translating financial statements of self-sustaining foreign operations, net changes in gains (losses) on items designated as hedges of net investments and as cash flow hedges, reclassifications to income or to the related non-financial assets or liabilities and net changes on financial assets classified as available-for-sale, as well as income tax adjustments.

116	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Government assistance

Contributions from Industry Canada under the Technology Partnerships Canada (TPC) program and from Investissement Québec programs for costs incurred in Project New Core Markets, Project Phoenix and in previous R&D programs are recorded as a reduction of costs or as a reduction of capitalized expenditures.

A liability to repay the government contribution is recognized when conditions arise and the repayment thereof is reflected in the consolidated statements of earnings when royalties become due.

The Company recognizes the government of Canada’s participation in Project Falcon as an interest-bearing long-term obligation. The initial measurement of the accounting liability recognized to repay the lender is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The difference between the face value of the long-term obligation and the discounted value of the long-term obligation is accounted for as a government contribution which is recognized as a reduction of costs or as a reduction of capitalized expenditures.

Severance, termination benefits and costs associated with exit and disposal activities

The Company recognizes severance benefits that do not vest when the decision is made to terminate the employee. Special termination benefits are accounted for when management commits to a plan that specifically identifies all significant actions to be taken and such termination benefits are communicated to the employees in sufficient detail to enable them to determine the type and amount of benefits they will receive. All other costs associated with restructuring, exit and disposal activities are recognized in the period in which they are incurred.

Disclosure of guarantees

The Company discloses information concerning certain types of guarantees that may require payments, contingent on specified types of future events. In the normal course of business, CAE issues letters of credit and performance guarantees.

NOTE 2 – FUTURE CHANGE TO ACCOUNTING STANDARDS

The Company will cease to prepare its consolidated financial statements in accordance with Canadian GAAP as set out in Part V of the CICA Handbook – Accounting (“Canadian GAAP”) for the year beginning on April 1, 2011 when it will start to apply International Financial Reporting Standards as published by the International Accounting Standards Board as set out in Part I of the CICA Handbook – Accounting as its primary basis of accounting. Consequently, future accounting changes to Canadian GAAP that are effective for periods beginning on or after April 1, 2011 are not discussed in these consolidated financial statements. The Company does not expect to publish any financial statements in future periods under Canadian GAAP.

NOTE 3 – BUSINESS ACQUISITIONS AND COMBINATIONS

Fiscal 2011 acquisitions

The Company had transactions for a total cost, including acquisition costs of $79.0 million settled in cash. The total cost does not include potential additional consideration of $5.6 million that is contingent on certain conditions being satisfied.

Datamine Corporate Limited

The Company acquired Datamine Corporate Limited (Datamine). Datamine is a supplier of mining optimization software tools and services.

Academia Aeronautica de Evora S.A.

The Company acquired the remaining non-controlling interest of Academia Aeronautica de Evora S.A.

Century Systems Technologies Inc.

The Company acquired Century Systems Technologies Inc. (Century). Century is a supplier of geological data management and governance systems to the mining industry.

RTI International’s Technology Assisted Learning

The Company acquired the assets of RTI International’s Technology Assisted Learning (TAL) business unit. TAL designs, manufactures and delivers maintenance trainers as well as virtual desktop trainers.

CHC Helicopter’s Helicopter Flight Training Operations

The Company acquired the assets of CHC Helicopter’s Helicopter Flight Training Operations (CHC Helicopter’s HFTO) in order to provide training to helicopter pilots and maintenance engineers as well as provide general training, pilot provisioning and search and rescue training support.

The allocation of the purchase price for Datamine, Century, TAL and CHC Helicopter’s HFTO are preliminary and are expected to be completed in the near future.

CAE Annual Report 2011 | 117

Notes to the Consolidated Financial Statements

In fiscal 2011, the Company recorded additional purchase price of $1.7 million for previous years’ acquisitions. Remaining potential additional consideration for fiscal 2010 acquisitions amounts to $26.9 million that is contingent on certain conditions being satisfied.

Fiscal 2010 acquisitions

The Company had transactions for a total cost, including acquisition costs and excluding balance of purchase price, of $30.7 million which was paid in cash.

Bell Aliant’s Defence, Security and Aerospace

The Company acquired Bell Aliant’s Defence, Security and Aerospace (DSA) business unit through an asset purchase agreement. DSA supplies real-time software and systems for simulation training defence and integrated lifecycle information management for the aerospace and defence industries. The working capital adjustment remains unsettled and is currently in dispute.

Seaweed Systems Inc.

The Company acquired Seaweed Systems Inc. (Seaweed). Seaweed has embedded graphics solutions for the military and aerospace market, with experience in the development of safety critical graphic drivers.

ICCU Imaging Inc.

The Company acquired ICCU Imaging Inc. (ICCU). ICCU specializes in developing multimedia educative material and offering educational solutions to help medical providers perform a focused bedside ultrasound examination.

VIMEDIX Virtual Medical Imaging Training Systems Inc.

The Company acquired VIMEDIX Virtual Medical Imaging Training Systems Inc. (VIMEDIX). VIMEDIX specializes in developing virtual reality animated transthoracic echocardiograph simulators and advanced echographic simulation training.

Immersion Corporation’s Medical Simulation

The Company acquired part of Immersion Corporation’s (Immersion) medical simulation business unit through an asset purchase agreement. Immersion’s medical line of business designs, manufactures, and markets computer-based virtual reality simulation training systems which allow clinicians and students to practice and improve minimally invasive surgical skills.

Fiscal 2009 acquisitions

The Company had transactions for a total cost, including acquisition costs, of $64.3 million which was payable primarily in cash of $43.9 million and assumed debt of $20.4 million.

Sabena Flight Academy

The Company acquired Sabena Flight Academy (Sabena). Sabena offers cadet training, advanced training and aviation consulting for airlines and self-sponsored pilot candidates.

Academia Aeronautica de Evora S.A.

The Company increased its participation in Academia Aeronautica de Evora S.A. (AAE) to 90% in a non-cash transaction.

Kestrel Technologies Pte Ltd

The Company acquired Kestrel Technologies Pte Ltd (Kestrel) which provides consulting and professional services, and provides simulator maintenance and technical support services.

118	| CAE Annual Report 2011

	Notes to the Consolidated Financial Statements

Summary of assets and liabilities of all acquisitions
(amounts in millions)	2011	2010	2009
Current assets (1)	$23.0	$17.9	$12.9
Current liabilities	(21.1)	(17.0)	(25.4)
Property, plant and equipment	8.9	1.1	40.2
Other assets	1.1	–	–
Intangible assets
Trade names	0.8	–	0.1
Technology	8.3	7.2	–
Customer relationships	17.0	9.6	10.9
Other intangible assets	–	5.3	–
Goodwill (2)	37.6	23.3	21.7
Future income taxes	(1.7)	(2.5)	6.4
Long-term debt	–	–	(19.6)
Long-term liabilities	(1.5)	(0.2)	(4.0)
Fair value of net assets acquired, excluding cash
position at acquisition	$72.4	$44.7	$43.2
Cash position at acquisition	6.6	0.4	5.4
Fair value of net assets acquired	$79.0	$45.1	$48.6
Less: Purchase price payable	–	(14.4)	–
Book value of investment at acquisition date	–	–	(4.5)
Non-controlling interest	–	–	(0.2)
Total cash consideration for acquisitions during the
fiscal year	$79.0	$30.7	$43.9
Add: Additional consideration related to previous fiscal
years’ acquisitions	1.7	4.4	3.0
Total cash consideration (3)	$80.7	$35.1	$46.9

(1) Excluding cash on hand.

(2) This goodwill includes $13.3 million (2010 - $17.2 million, 2009 - nil) that is deductible for tax purposes.

(3) The total cash consideration includes acquisition costs of $2.5 million in fiscal 2011, $2.7 million in fiscal 2010 and $2.7 million in fiscal 2009.

The net assets of CHC Helicopter’s HFTO, Century, Datamine, Immersion, VIMEDIX, ICCU, Sabena and AAE are included in the Training & Services/Civil segment. The net assets of TAL, Seaweed and Kestrel are included in Simulation Products/Military. The net assets of DSA are segregated between the Simulation Products/Military and Training & Services/Military segments.

The above-listed acquisitions were accounted for under the purchase method and the operating results have been included from their acquisition date.

NOTE 4 – INVESTMENTS IN JOINT VENTURES

The Company’s consolidated balance sheets and consolidated statements of earnings and cash flows include, on a proportionate consolidation basis, the impact of its joint venture companies of Zhuhai Xiang Yi Aviation Technology Company Limited – 49%, Helicopter Training Media International GmbH – 50%, Helicopter Flight Training Services GmbH – 25%, the Emirates-CAE Flight Training centre – 50%, Embraer CAE Training Services LLC – 49%, HATSOFF Helicopter Training Private Limited – 50%, National Flying Training Institute Private Limited – 51%, CAE Flight Training (India) Private Limited – 50%, Rotorsim S.r.l. – 50% (starting fiscal 2010), Embraer CAE Training Services (U.K.) Limited – 49% (starting fiscal 2010), China Southern West Australia Flying College –47% (starting fiscal 2011) and CAE-Lider Training do Brasil Ltda – 50% (starting 2011).

Except for the Helicopter Training Media International GmbH joint venture, whose operations are essentially focused on designing, manufacturing and supplying advanced helicopter military training product applications, the other joint venture companies’ operations are focused on providing civil and military aviation training and related services.

CAE Annual Report 2011 | 119

Notes to the Consolidated Financial Statements

The impact on the Company’s consolidated financial statements from all joint ventures is as follows:

(amounts in millions)	2011	2010	2009
Assets
Current assets	$67.6	$54.0	$58.4
Property, plant and equipment and other non-current assets	264.6	238.6	240.3
Liabilities
Current liabilities	49.0	33.4	44.9
Long-term debt (including current portion)	123.1	117.2	120.4
Deferred gains and long-term liabilities	8.4	7.3	4.5
Earnings
Revenue	$90.4	$89.1	$78.9
Net earnings	21.4	21.4	17.7
Segmented operating income
Simulation Products/Military	2.8	5.1	6.0
Training and Services/Civil	16.1	15.4	14.5
Training and Services/Military	11.0	6.8	(0.9)
Cash flows provided by (used in)
Operating activities	$30.1	$25.4	$41.3
Investing activities	(15.0)	(29.4)	(40.1)
Financing activities	3.9	6.7	34.6

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable are carried on the consolidated balance sheet net of an allowance for doubtful accounts. This provision is established based on the Company’s best estimates regarding the ultimate recovery of balances for which collection is uncertain. Uncertainty of ultimate collection may become apparent from various indicators, such as a deterioration of the credit situation of a given client and delay in collection beyond the contractually agreed upon payment terms. Management regularly reviews accounts receivable, monitors past due balances and assesses the appropriateness of the allowance for doubtful accounts.

Details of accounts receivable were as follows:

(amounts in millions)	2011	2010
Past due trade receivables not impaired
1-30 days	$32.6	$18.2
31-60 days	24.0	11.8
61-90 days	9.1	9.3
Greater than 90 days	18.0	16.8
Total	$83.7	$56.1
Allowance for doubtful accounts	(6.0)	(5.6)
Current trade receivables	113.5	84.9
Accrued receivables	39.0	31.7
Derivative assets	18.9	27.9
Other receivables	47.8	42.5
Total accounts receivable	$296.9	$237.5

Changes in allowance for doubtful accounts were as follows:
(amounts in millions)	2011	2010
Allowance for doubtful accounts, beginning of year	$(5.6)	$(8.2)
Additions	(3.2)	(3.8)
Amounts charged off	3.0	5.1
Foreign exchange	(0.2)	1.3
Allowance for doubtful accounts, end of year	$(6.0)	$(5.6)

120	| CAE Annual Report 2011

				Notes to the Consolidated Financial Statements

NOTE 6 – INVENTORIES

(amounts in millions)					2011	2010
Work in progress					$83.8	$87.8
Raw materials, supplies and manufactured products					41.3	39.1
					$125.1	$126.9

The amount of inventories recognized as cost of sales was as follows:

(amounts in millions)					2011	2010
Work in progress					$82.9	$76.8
Raw materials, supplies and manufactured products					23.7	27.5
					$106.6	$104.3

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT

(amounts in millions)			2011			2010
		Accumulated	Net Book		Accumulated	Net Book
	Cost	Depreciation	Value	Cost	Depreciation	Value
Land	$23.5	$–	$23.5	$23.6	$–	$23.6
Buildings and improvements	292.4	113.3	179.1	280.2	101.8	178.4
Simulators	1,013.9	236.2	777.7	953.0	208.5	744.5
Machinery and equipment	189.8	134.7	55.1	206.4	150.1	56.3
Aircrafts and aircraft engines	20.8	7.9	12.9	14.7	4.1	10.6
Assets under capital lease (1)	39.0	11.4	27.6	37.5	11.1	26.4
Assets under construction	104.2	–	104.2	107.4	–	107.4
	$1,683.6	$503.5	$1,180.1	$1,622.8	$475.6	$1,147.2
(1) Includes simulators, machinery and equipment, and a building.

The average remaining depreciation period for the simulators is 15 years.

NOTE 8 – INTANGIBLE ASSETS

(amounts in millions)			2011			2010
		Accumulated	Net Book		Accumulated	Net Book
	Cost	Amortization	Value	Cost	Amortization	Value
Deferred development costs	$78.8	$33.6	$45.2	$63.6	$33.4	$30.2
Trade names	12.5	5.3	7.2	12.1	4.4	7.7
Customer relationships	58.0	10.5	47.5	35.3	6.1	29.2
Customer contractual agreements	7.5	4.9	2.6	7.1	4.5	2.6
Technology	34.8	10.1	24.7	26.4	7.2	19.2
Enterprise resource planning –
(ERP) and other software	78.2	32.8	45.4	43.6	14.2	29.4
Other intangible assets	10.0	3.8	6.2	10.1	3.0	7.1
	$279.8	$101.0	$178.8	$198.2	$72.8	$125.4

CAE Annual Report 2011 | 121

Notes to the Consolidated Financial Statements

The continuity of intangible assets is as follows:

(amounts in millions)				2011	2010
Balance, beginning of year				$125.4	$99.5
Acquisitions (Note 3)				26.1	22.1
Deferred development cost additions (1)				18.5	11.2
ERP and other software additions				19.6	10.0
Other additions				7.3	5.8
Amortization				(17.3)	(14.7)
Foreign exchange				(0.8)	(8.5)
Balance, end of year				$178.8	$125.4
(1) Net of government contributions (refer to Note 22).

The estimated annual amortization expense for the next five years will be approximately $17.1 million.

NOTE 9 – GOODWILL

(amounts in millions)					2011
	SP/C	TS/C	SP/M	TS/M	Total
Balance, beginning of year	$–	$29.8	$95.2	$36.9	$161.9
Acquisitions (Note 3)	–	29.6	10.1	–	39.7
Foreign exchange	–	0.1	(2.5)	(0.7)	(3.1)
Balance, end of year	$–	$59.5	$102.8	$36.2	$198.5

(amounts in millions)					2010
	SP/C	TS/C	SP/M	TS/M	Total
Balance, beginning of year	$–	$27.6	$87.9	$43.6	$159.1
Acquisitions (Note 3)	–	7.2	21.5	–	28.7
Foreign exchange	–	(5.0)	(14.2)	(6.7)	(25.9)
Balance, end of year	$–	$29.8	$95.2	$36.9	$161.9

NOTE 10 – OTHER ASSETS

(amounts in millions)				2011	2010
Restricted cash				$10.6	$16.2
Prepaid rent to portfolio investment				81.6	45.6
Advances to portfolio investment				26.1	21.7
Investment in portfolio investments				1.4	1.4
Deferred financing costs, net of accumulated amortization of $19.8 (2010 – $18.8)				3.1	1.4
Long-term receivables				18.1	3.9
Accrued benefit assets (Note 23)				41.8	29.9
Long-term derivative assets				11.6	15.1
Other, net of accumulated amortization of $9.7 (2010 – $8.7)				7.3	6.3
				$201.6	$141.5

NOTE 11 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

(amounts in millions)				2011	2010
Accounts payable trade				$274.3	$235.7
Contract liabilities				59.9	46.2
Derivative liabilities				12.4	9.3
Income tax payable				12.9	6.5
Other accrued liabilities				167.6	170.1
Accounts payable and accrued liabilities				$527.1	$467.8

122	| CAE Annual Report 2011

	Notes to the Consolidated Financial Statements

NOTE 12 – DEBT FACILITIES
The following summarizes the long-term debt, net of transaction costs:
(amounts in millions)	2011	2010
	Net	Net
	Amount	Amount
Total recourse debt	$370.5	$294.7
Total non-recourse debt(1)	104.0	198.0
Total long-term debt	$474.5	$492.7
Less:
Current portion of long-term debt	26.3	40.1
Current portion of capital lease	4.4	11.0
	$443.8	$441.6

(1)	Non-recourse debt is a debt in a subsidiary for which recourse is limited to the assets, equity, interest and undertaking of such subsidiary and not CAE Inc.

Details of the recourse debt are as follows:
(amounts in millions)		2011	2010
		Net	Net
		Amount	Amount

(i)	Senior notes (US$33.0 maturing in June 2012), fixed interest rate of 7.76% payablesemi-annually in June and December	$34.2	$37.1
(ii)	Senior notes ($15.0 and US$45.0 maturing in June 2016 and US$60.0 maturing in June 2019), average blended rate of 7.14% payable semi-annually in June and December	117.0	121.5
(iii)	Revolving unsecured term credit facilities maturing in April 2013 (US$450.0), (2010 – US$400 and €100)	–	–
(iv)	Term loans, maturing in May and June 2011 (outstanding as at March 31, 2011 – €1.6 and €0.3, as at March 31, 2010 – €7.4 and €1.5), implicit interest rate of 4.60%	2.6	12.2
(v)	Grapevine Industrial Development Corporation bonds maturing in April 2013 (US$19.0), interest rate of 0.55% (2010 – 1.35%)	18.5	19.3
(vi)	Miami Dade County Bonds maturing in March 2024 (US$11.0), interest rate of 0.34% (2010 – 0.47%)	10.7	11.2
(vii)	Obligations under capital lease commitments, with various maturities from July 2010 to October 2022, interest rates from 1.65% to 6.09%	29.8	35.1
(viii)	Term loan maturing in June 2014 (outstanding as at March 31, 2011 – US$17.5 and £7.3, as at March 31, 2010 – US$22.1 and £8.7)	27.7	–
	Term loan maturing in June 2018 (outstanding as at March 31, 2011 – US$43.2 and £8.5, as at March 31, 2010 – US$43.2 and £8.5)	53.2	–
	Combined coupon rate of post-swap debt of 7.9%
(ix)	R&D obligation from a government agency maturing in July 2029	28.8	9.1
(x)	Term loan, maturing in December 2017 (outstanding as at March 31, 2011 – €9.2, as at March 31, 2010 – €9.7), floating interest rate with a floor of 2.5%	12.6	13.3
(xi)	Term loans maturing in January 2020 and January 2022 (outstanding as at March 31, 2011 – €6.3, as at March 31, 2010 – €6.0), floating interest rate of EURIBOR plus a spread	8.4	8.1
(xii)	Credit facility maturing in January 2015 (outstanding as at March 31, 2011 – $1.5 and INR 458.4, as at March 31, 2010 – INR 362.7), floating interest rate	11.5	8.2
(xiii)	Other debt, with various maturities from April 2010 to September 2016, average interest rate of approximately 5.22%	15.5	19.6
Total recourse debt		$370.5	$294.7

CAE Annual Report 2011 | 123

Notes to the Consolidated Financial Statements

(i)

Pursuant to a private placement, the Company borrowed US$33.0 million. These unsecured senior notes rank equally with term bank financings. The Company has entered into an interest rate swap agreement converting the fixed interest rate into the equivalent of a three-month LIBOR borrowing rate plus 3.6%.

(ii)

Represents unsecured senior notes for $15.0 million and US$105.0 million by way of a private placement for an average term at inception of 8.5 years. The Company has designated the senior note totalling US$105.0 million as a hedge of self- sustaining foreign operations and it is being used to hedge the Company’s exposure to foreign exchange risk on these investments.

(iii)

Represents a committed three-year revolving credit facility of US$450.0 million with an option to increase to a total amount of up to US$650.0 million. The facility has covenants requiring a minimum fixed charge coverage and a maximum debt coverage. The applicable interest rate on this revolving term credit facility is at the option of the Company, based on the bank’s prime rate, bankers’ acceptance rates or LIBOR plus a spread which depends on the credit rating assigned by Standard & Poor’s Rating Services. Effective April 1, 2011, the Company amended the agreement to extend the maturity date by two years from April 2013 to April 2015. As well, the spread over LIBOR has been reduced to reflect current market pricing.

(iv)

The Company, in association with Iberia Lineas de España, combined their aviation training operations in Spain. Quarterly capital repayments are made for the term of the financing. The net book value of the simulators being financed, as at March 31, 2011, is approximately $63.8 million (€46.3 million) [2010 – $67.7 million (€49.3 million)].

(v)

The rates are set annually by the remarketing agent based on market conditions. A letter of credit has been issued to support the bonds for the outstanding amount of the loans. Combined interest rate is 3.05% (2010 – 2.35%).

(vi)	The rate is a floating rate and reset weekly. A letter of credit has been issued to support the bonds for the outstanding amount of the loan. Combined interest rate is 2.84% (2010 – 1.47%).
(vii)	These capital leases relate to the leasing of various equipment, simulators, and a building.
(viii)

Represents senior financing for two civil aviation training centres. Tranche A is repaid in quarterly instalments of principal and interest while Tranche B is being amortized quarterly beginning in July 2014. In fiscal 2011, the Company converted these term loans from non-recourse to recourse debt for a net amount of $89.5 million in 2010.

(ix)

Represents an interest-bearing long-term obligation from the Government of Canada for its participation in Project Falcon, an R&D program that will continue over five years, for a maximum amount of $250.0 million. The aggregate amount recognized at the end of fiscal 2011 was $85.5 million (2010 – $33.8 million) (refer to Note 1). The discounted value of the debt recognized amounted to $28.8 million as at March 31, 2011 (2010 – $9.1 million).

(x)	Represents the Company’s proportionate share of the debt in Rotorsim S.r.l., totalling $12.7 million (€9.2 million). In fiscal 2011, Rotorsim S.r.l. refinanced its debt.
(xi)	Represents a loan agreement of $8.7 million (€6.3 million) for the financing of one of the Company’s subsidiaries. In fiscal 2011, the Company added a new tranche of financing.
(xii)	Represents the financing facility for certain of the Company’s operations in India. The financing facility is comprised of a term
loan	of up to $10.2 million (INR 470.0 million) and working capital facilities of up to an aggregate of $2.7 million
(INR	125.0 million). Drawdowns can be made in INR or any other major currencies acceptable to the lender.
(xiii)	Other debts include an unsecured facility for the financing of the cost of establishment of an enterprise resource planning (ERP)
system.	The facility is repayable with monthly repayments over a term of seven years beginning at the end of the first month
following	each quarterly disbursement.
124	| CAE Annual Report 2011

	Notes to the Consolidated Financial Statements

Details of the non-recourse debt are as follows:
(amounts in millions)		2011	2010
		Net	Net
		Amount	Amount
(i)	Term loan of £12.7 collateralized, maturing in October 2016 (outstanding as at
	March 31, 2011 – £2.5, as at March 31, 2010 – £3.0), interest rate of approximately
	LIBOR plus 0.95%	$3.9	$4.6
(ii)	Term loan maturing in December 2019 (outstanding as at March 31, 2011 – €41.8, as at
	March 31, 2010 – €43.9), interest rate at EURIBOR rate swapped to a fixed rate of 4.80%	56.8	59.4
(iii)	Term loans with various maturities to August 2014 (outstanding as at March 31, 2011 –
	US$17.9 and ¥21.6, as at March 31, 2010 – US$21.9 and ¥32.8)	20.6	27.2
(iv)	Term loan maturing in September 2025 collateralized (outstanding as at March 31, 2011 –
	US$21.1, as at March 31, 2010 – US$14.3), fixed interest rate of 10.35% after effect of
	USD-Indian Rupees cross currency swap agreement	19.7	13.7
(v)	Term loan maturing in January 2020 (outstanding as at March 31, 2011 – US$3.3, as at
	March 31, 2010 – US$3.5), floating interest rate	3.0	3.6
(vi)	Term loan maturing in June 2014 (outstanding as at March 31, 2011 – US$17.5 and
	£7.3, as at March 31, 2010 – US$22.1 and £8.7)	–	34.9
	Term loan maturing in June 2018 (outstanding as at March 31, 2011 – US$43.2 and
	£8.5, as at March 31, 2010 – US$43.2 and £8.5)	–	54.6
	Combined coupon rate of post-swap debt of 8.33%
Total non-recourse debt		$104.0	$198.0

(i)

The credit facility to finance the Company’s MSH program for the MoD in the U.K., includes a term loan that is collateralized by the project assets of the subsidiary and a bi-annual repayment that is required until 2016. The Company has entered into an interest rate swap totalling £2.7 million, fixing the interest rate at 6.31%. The book value of the assets pledged as collateral for the credit facility as at March 31, 2011 is £79.6 million (2010 – £53.3 million).

(ii)	Represents the Company’s proportionate share of the German NH90 project. The total amount available for the project under the facility is €175.5 million.
(iii)

Represents the Company’s proportionate share of term debt for the acquisition of simulators and expansion of the building for its joint venture in Zhuhai Xiang Yi Aviation Technology Company Limited. Borrowings are denominated in U.S. dollars and Chinese Yuan Renminbi (¥). The U.S. dollar-based borrowings bear interest on a floating rate basis of U.S. LIBOR plus a spread ranging from 0.50% to 2.00% and have maturities between August 2013 and August 2014. The ¥ based borrowings bear interest at the local rate of interest with final maturities between December 2010 and June 2012.

(iv)

Represents the Company’s proportionate share of the US$42.1 million senior collateralized non-recourse financing for the HATSOFF Helicopter Training Private Limited joint venture. The debt begins semi-annual amortization in September 2013.

(v)	Represents the Company’s proportionate share in a term loan to finance the Emirates-CAE Flight Training LLC, a joint venture.
(vi)

Represents senior financing for two civil aviation training centres. Tranche A is repaid in quarterly instalments of principal and interest while Tranche B is being amortized quarterly beginning in July 2014. In fiscal 2011, the Company converted these term loans from non-recourse to recourse debt for a net amount of $89.5 million in 2010.

CAE Annual Report 2011 | 125

Notes to the Consolidated Financial Statements

Payments required in each of the next five fiscal years to meet the retirement provisions of the long-term debt and face values of capital leases are as follows:

(amounts in millions)	Long-term debt	Capital lease	Total
2012	$27.1	$4.4	$31.5
2013	57.5	4.4	61.9
2014	50.4	4.7	55.1
2015	33.4	4.9	38.3
2016	27.4	3.0	30.4
Thereafter	251.5	8.4	259.9
	$447.3	$29.8	$477.1

As at March 31, 2011, CAE is in compliance with its financial covenants.

Short-term debt

The Company has an unsecured and uncommitted bank line of credit available in euros totalling $2.8 million (2010 – $2.7 million; 2009 – $5.0 million), of which $1.3 million is used as of March 31, 2011 (2010 – nil). The line of credit bears interest at a euro base rate.

Interest expense, net
Details of interest expense (income) are as follows:

(amounts in millions)	2011	2010	2009
Long-term debt interest expense	$31.8	$28.4	$26.9
Amortization of deferred financing costs and other	3.6	2.9	3.2
Interest capitalized	(4.7)	(4.0)	(5.9)
Interest on long-term debt	$30.7	$27.3	$24.2
Interest income	$(4.1)	$(2.6)	$(2.6)
Other interest expense (income), net	4.1	1.3	(1.4)
Interest income, net	$ –	$(1.3)	$(4.0)
Interest expense, net	$30.7	$26.0	$20.2

126	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

NOTE 13 – DEFERRED GAINS AND OTHER LONG-TERM LIABILITIES

(amounts in millions)	2011	2010
Deferred gains on sale and leasebacks(1)	$46.7	$47.2
Deferred revenue	86.1	46.3
Deferred gains	4.7	5.2
Employee benefits obligation (Note 23)	36.7	33.9
Non-controlling interests(2)	20.5	18.0
Long-term derivative liabilities	13.4	15.1
LTI-RSU/DSU compensation obligations	41.5	21.8
License payable	7.1	7.2
Other	5.9	5.8
	$262.6	$200.5

(1)	The related amortization for the year amounted to $4.5 million (2010 – $4.2 million; 2009 – $4.4 million).
(2)	Non-controlling interests of 23% in Military CAE Aircrew Training Centre and 20% of the civil training centres in Madrid.

NOTE 14 – INCOME TAXES

A reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:

(amounts in millions except for income tax rates)	2011	2010	2009
Earnings before income taxes and discontinued operations	$228.6	$204.0	$285.6
Canadian statutory income tax rates	29.51%	30.66%	30.92%
Income taxes at Canadian statutory rates	$67.5	$62.5	$88.3
Difference between Canadian statutory rates and those
applicable to foreign subsidiaries	(10.5)	(5.2)	(7.2)
Losses not tax effected	4.5	4.1	5.0
Tax benefit of operating losses not previously recognized	(1.8)	(1.6)	(0.3)
Non-taxable capital gain	(0.9)	(0.8)	(0.8)
Non-deductible items	2.4	2.3	1.8
Prior years’ tax adjustments and assessments	3.7	1.9	1.5
Impact of change in income tax rates on future income taxes	(3.1)	(1.8)	(0.6)
Non-taxable research and development tax credits	(1.2)	(1.5)	(1.0)
Other tax benefit not previously recognized	(3.1)	(2.7)	(3.0)
Foreign exchange fluctuation and other	1.3	2.3	(0.3)
Total income tax expense	$58.8	$59.5	$83.4

Significant components of the provision for the income tax expense attributable to continuing operations are as follows:

(amounts in millions)	2011	2010	2009
Current income tax expense	$9.5	$32.3	$74.9
Future income tax expense (recovery):
Tax benefit of operating losses not previously recognized	(1.8)	(1.6)	(0.3)
Impact of change in income tax rates on future income taxes	(3.1)	(1.8)	(0.6)
Other tax benefit not previously recognized	(3.1)	(2.7)	(3.0)
Change related to temporary differences	57.3	33.3	12.4
Total income tax expense	$58.8	$59.5	$83.4

CAE Annual Report 2011 | 127

Notes to the Consolidated Financial Statements

The tax effects of temporary differences that give rise to future tax liabilities and assets are as follows:

(amounts in millions)	2011	2010
Future income tax assets
Non-capital loss carryforwards	$55.6	$44.8
Capital loss carryforwards	2.0	2.1
Amounts not currently deductible	24.5	24.7
Deferred revenues	6.9	6.0
Tax benefit carryover	5.0	4.6
Unclaimed research and development expenditures	6.3	5.3
Unrealized losses on foreign exchange	3.1	2.1
	$103.4	$89.6
Valuation allowance	(22.3)	(17.2)
	$81.1	$72.4
Future income tax liabilities
Investment tax credits	$(12.9)	$(12.0)
Property, plant and equipment	(41.0)	(23.8)
Percentage-of-completion versus completed contract	(38.7)	(18.0)
Financial instruments	(0.9)	(4.6)
Intangible assets	(23.5)	(13.0)
Government assistance	(14.8)	(6.4)
Unrealized gain on foreign exchange	(7.4)	(6.9)
Employee pension plan	(4.2)	(0.6)
Other	(2.8)	(2.5)
	$(146.2)	$(87.8)
Net future income tax assets (liabilities)	$(65.1)	$(15.4)
Net current future income tax asset	$9.2	$7.1
Net non-current future income tax asset	76.7	82.9
Net current future income tax liability	(31.8)	(23.0)
Net non-current future income tax liability	(119.2)	(82.4)
	$(65.1)	$(15.4)

As at March 31, 2011, the Company has accumulated non-capital losses carried forward relating to operations in Canada for approximately $29.8 million. For financial reporting purposes, a net future income tax asset of $7.5 million (2010 – $6.5 million) has been recognized in respect of these loss carryforwards.

As at March 31, 2011, the Company has accumulated non-capital losses carried forward relating to operations in the United States for approximately $34.7 million (US$35.7 million). For financial reporting purposes, a net future income tax asset of $8.3 million (US$8.6 million) [2010 – $8.2 million (US$8.1 million)] has been recognized in respect of these loss carryforwards.

The Company has accumulated non-capital tax losses carried forward relating to its operations in other countries of approximately $110.2 million. For financial reporting purposes, a net future income tax asset of $24.2 million (2010 – $18.3 million) has been recognized.

The Company also has accumulated capital losses carried forward relating to operations in Canada for approximately $0.3 million. For financial reporting purposes, no future income tax asset was recognized (2010 – nil), as a full valuation allowance was taken.

The Company also has accumulated capital losses carried forward relating to operations in the United States for approximately $5.5 million (US$5.7 million). For financial reporting purposes, no future income tax asset was recognized (2010 – nil), as a full valuation allowance was taken.

128	| CAE Annual Report 2011

	Notes to the Consolidated Financial Statements

The non-capital losses for income tax purposes expire as follows:

(amounts in millions)
Expiry date	United States (US$)	Other Countries (CA$)
2012	US$ 16.4	$ –
2013	7.4	–
2014	–	4.8
2015	–	0.1
2016	–	0.8
2017	–	2.9
2018	–	4.0
2019 – 2031	11.9	38.8
No expiry date	–	88.6
	US$ 35.7	$140.0

The valuation allowance principally relates to loss carryforward benefits where realization is not likely due to a history of losses, and to the uncertainty of sufficient taxable earnings in the future. In 2011, $4.9 million (2010 – $4.3 million) of the valuation allowance balance was reversed based on the assessment of the Company that it is more likely than not that the future income tax benefits will be realized.

NOTE 15 – CAPITAL STOCK

Capital stock

Authorized

The Company is authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

The preferred shares may be issued with rights and conditions to be determined by the Board of Directors, prior to their issue. To date, the Company has not issued any preferred shares.

Issued

A reconciliation of the issued and outstanding common shares of the Company is presented in the Statement of Changes in Shareholders’ Equity.

The following is a reconciliation of the denominators for the basic and diluted earnings per share computations:

	2011	2010	2009
Weighted average number of common shares outstanding – Basic	256,687,378	255,846,631	254,756,989
Effect of dilutive stock options	634,262	–	201,817
Weighted average number of common shares outstanding – Diluted	257,321,640	255,846,631	254,958,806

Options to acquire 1,821,675 common shares (2010 – 2,390,486; 2009 – 1,992,880) have been excluded from the above calculation since their inclusion would have had an anti-dilutive effect.

CAE Annual Report 2011 | 129

Notes to the Consolidated Financial Statements

NOTE 16 – STOCK-BASED COMPENSATION PLANS

Employee Stock Option Plan

Under the Company’s long-term incentive program, options may be granted to its officers and other key employees of its subsidiaries to purchase common shares of the Company at a subscription price of 100% of the market value at the date of the grant. Market value is determined as the weighted average closing price of the common shares on the Toronto Stock Exchange (TSX) of the five days of trading prior to the effective date of the grant.

As at March 31, 2011, a total of 13,325,626 common shares remained authorized for issuance under the Employee Stock Option Plan (ESOP). The options are exercisable during a period not to exceed six years, and are not exercisable during the first 12 months after the date of the grant. The right to exercise all of the options vests over a period of four years of continuous employment from the grant date. Upon termination of employment at retirement, unvested options continue to vest following the retiree’s retirement date, subject to the four year vesting period. However, if there is a change of control of the Company, the options outstanding become immediately exercisable by option holders. Options are adjusted proportionately for any stock dividends or stock splits attributed to the common shares of the Company.

A reconciliation of the outstanding options is as follows:

Years ended March 31		2011		2010		2009
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price	of Options	Price
Options outstanding, beginning of year	5,818,386	$9.50	4,211,150	$9.87	4,602,374	$9.00
Granted	836,614	9.65	3,102,500	7.44	829,600	13.09
Exercised	(394,850)	6.84	(1,327,220)	5.71	(1,077,200)	8.62
Forfeited	(224,161)	10.29	(131,769)	12.19	(79,574)	7.56
Expired	(15,500)	5.45	(36,275)	5.84	(64,050)	12.73
Options outstanding, end of year	6,020,489	$9.67	5,818,386	$9.50	4,211,150	$9.87
Options exercisable, end of year	2,345,225	$10.78	1,433,118	$10.76	1,959,690	$6.76

The following table summarizes information about the Company’s ESOP as at March 31, 2011:

Range of exercise prices			Options Outstanding		Options Exercisable
			Weighted
			Average	Weighted		Weighted
			Remaining	Average		Average
		Number	Contractual	Exercise	Number	Exercise
		Outstanding	Life (Years)	Price	Exercisable	Price
$5.83 to $8.52		3,051,400	4.11	$7.39	805,075	$7.24
$9.12 to $11.10		1,158,164	3.78	9.43	392,700	9.16
$11.37 to $14.10		1,810,925	2.64	13.67	1,147,450	13.82
Total		6,020,489	3.60	$9.67	2,345,225	$10.78

For the year ended March 31, 2011, compensation cost for CAE’s stock options of $3.6 million (2010 – $4.2 million; 2009 –$2.8 million) was recognized in consolidated net earnings with a corresponding credit to contributed surplus using the fair value method of accounting for awards that were granted since 2004.

The assumptions used for purposes of the option calculations outlined in this note are presented below:

	2011	2010	2009
Weighted average assumptions used in the Black-Scholes options pricing model:
Dividend yield	1.26%	1.57%	0.90%
Expected volatility	35.3%	36.0%	29.3%
Risk-free interest rate	2.38%	2.69%	3.50%
Expected option term	4 years	4 years	4 years
Weighted average fair value of options granted	$2.71	$2.27	$3.62

130	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Employee Stock Purchase Plan

The Company maintains an Employee Stock Purchase Plan (ESPP) to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions or lump-sum payment plus employer contributions. The Company recorded compensation expense in the amount of $4.6 million (2010 – $4.2 million; 2009 – $4.3 million) in respect of employer contributions under the Plan.

Deferred Share Unit Plan

The Company maintains a Deferred Share Unit (DSU) plan for executives, whereby an executive may elect to receive any cash incentive compensation in the form of deferred share units. The plan is intended to promote a greater alignment of interests between executives and the shareholders of the Company. A DSU is equal in value to one common share of the Company. The units are issued on the basis of the average closing board lot sale price per share of CAE common shares on the TSX during the last 10 days on which such shares traded prior to the date of issue. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. DSUs mature upon termination of employment, whereupon an executive is entitled to receive a cash payment equal to the fair market value of the equivalent number of common shares, net of withholdings.

The Company also maintains a DSU plan for non-employee directors. A non-employee director holding less than the minimum holdings of common shares of the Company receives the Board retainer and attendance fees in the form of deferred share units. Minimum holdings means no less than the number of common shares or deferred share units equivalent in fair market value to three times the annual retainer fee payable to a director for service on the Board. A non-employee director holding no less than the minimum holdings of common shares may elect to participate in the plan in respect of half or all of his or her retainer and part or all of his or her attendance fees. The terms of the plan are essentially identical to the executive DSU Plan except that units are issued on the basis of the closing board lot sale price per share of CAE common shares on the TSX during the last day on which the common shares traded prior to the date of issue.

The Company records the cost of the DSU plans as a compensation expense and accrues its long-term liability in Deferred gains and other long-term liabilities on the consolidated balance sheet. The expense recorded in fiscal 2011 was $3.0 million (2010 – $2.3 million expense; 2009 – $0.9 million recovery).

The following table summarizes the DSUs outstanding:

Years ended March 31	2011	2010
DSUs outstanding, beginning of year	595,431	469,292
Units granted	95,782	118,864
Units cancelled	–	–
Units redeemed	–	–
Dividends paid in units	8,653	7,275
DSUs outstanding, end of year	699,866	595,431

Long-Term Incentive (LTI) – Deferred Share Unit Plans

The Company maintains Long-Term Incentive Deferred Share Unit (LTI-DSU) plans for executives and senior management to promote a greater alignment of interests between executives and shareholders of the Company. A LTI-DSU is equal in value to one common share at a specific date. The LTI-DSUs are also entitled to dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. Eligible participants are entitled to receive a cash payment equivalent to the fair market value of the number of vested LTI-DSUs held upon any termination of employment. Upon termination of employment at retirement, unvested units continue to vest until November 30 of the year following the retirement date. For participants subject to section 409A of the United States Internal Revenue Code, vesting of unvested units takes place at the time of retirement.

The Plan stipulates that granted units vest equally over five years and that following a take-over bid, all unvested units vest immediately. The expense recorded in fiscal 2011 was $12.7 million (2010 – $9.1 million expense; 2009 – $1.5 million recovery).

The Company entered into equity swap agreements to reduce its earnings exposure to the fluctuations in its share price (Refer to Note 18).

The following table summarizes the LTI-DSUs outstanding under all plans:

Years ended March 31	2011	2010
LTI-DSUs outstanding, beginning of year	2,832,972	2,426,235
Units granted	381,258	493,952
Units cancelled	(72,635)	(56,399)
Units redeemed	(847,073)	(71,172)
Dividends paid in units	39,147	40,356
LTI-DSUs outstanding, end of year	2,333,669	2,832,972

CAE Annual Report 2011 | 131

Notes to the Consolidated Financial Statements

Long-Term Incentive – Restricted Share Unit Plans

The Company maintains Long-Term Incentive Performance Based Restricted Shares Unit (LTI-RSU) plans to enhance the Company’s ability to attract and retain talented individuals and also to promote a greater alignment of interest between eligible participants and the Company’s shareholders. The LTI-RSUs are stock-based performance plans.

Fiscal year 2008 Plan

LTI-RSUs granted pursuant to the plan vest after three years from their grant date as follows:

(i)

100% of the units, if CAE shares have appreciated by a minimum annual compounded growth defined as the Bank of Canada 10-year risk-free rate of return on the grant date plus 350 basis points (3.50%) over the valuation period, or, in the case of pro-rated vesting, as of the end of the pro-ration period;

(ii)

50% of the units if, based on the grant price, the closing average price on the common CAE shares has met or exceeded the performance of the companies listed on the Standard & Poor’s Aerospace and Defence Index (S&P A&D index), adjusted for dividends, or, in the case of pro-rated vesting, as of the end of the pro-ration period.

Participants subject to loss of employment, other than voluntarily or for cause, are entitled to conditional pro-rata vesting. The expense recorded in fiscal 2011 was $2.7 million (2010 – $1.8 million; 2009 – $0.4 million).

Fiscal year 2011 Plan

In May 2010, the Company amended the fiscal year 2008 Plan for fiscal 2011 and subsequent years. LTI-RSUs granted pursuant to the revised plan vest over three years from their grant date as follows:

(i)

One-sixth of the total number of granted units multiplied by a factor vests every year. The factor is calculated from the one-year Total Shareholder Return (TSR) relative performance of CAE’s share price versus that of the S&P A&D index for the period April 1st to March 31st, immediately preceding each of the 1st, 2nd, and 3rd anniversary of the grant date, according to the following rule:

Annual TSR Relative Performance	Factor
1st Quartile (0 – 25th percentile)	0%
2nd Quartile (26th – 50th percentile)	50% – 98%
3rd Quartile (51st – 75th percentile)	100% – 148%
4th Quartile (76th – 100th percentile)	150%

(ii)

One-half of the total number of granted units multiplied by a factor vests in the final year. The factor is calculated from the three-year TSR relative performance of CAE’s share price versus that of the companies listed on the S&P A&D index for the period April 1st, immediately preceding the grant date, to March 31st, immediately preceding the 3rd anniversary of the grant date, according to the same rule described in the table above.

Participants subject to loss of employment, other than voluntarily or for cause, are entitled to the units vested. The expense recorded in fiscal 2011 was $4.5 million.

The following table summarizes the LTI-RSU units outstanding under all plans:

	Fiscal Year 2011 Plan		Fiscal Year 2008 Plan
Years ended March 31	2011	2010	2011	2010
LTI-RSUs outstanding, beginning of year	–	–	1,438,591	762,382
Units granted	628,532	–	–	747,014
Units cancelled	(22,947)	–	(374,565)	(70,805)
Units redeemed	–	–	–	–
Dividends paid in units	–	–	–	–
LTI-RSUs outstanding, end of year	605,585	–	1,064,026	1,438,591

132	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

NOTE 17 – CAPITAL MANAGEMENT

The Company’s objectives when managing capital are threefold:

(i)	Optimize the use of debt for managing the cost of capital of the Company;
(ii)	Keep the debt level at an amount where the Company’s financial strength and credit quality is maintained in order to withstand economic cycles;
(iii)	Provide the Company’s shareholders with an appropriate rate of return on their investment.

The Company manages its debt to equity. The Company manages its capital structure and makes corresponding adjustments based on changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares, or use cash to reduce debt.

In view of this, the Company monitors its capital on the basis of the adjusted net debt to capital ratio. This ratio is calculated as adjusted net debt divided by the sum of the adjusted net debt and equity. Adjusted net debt is calculated as total debt (as presented in the consolidated balance sheet and including non-recourse debt) added to the present value of operating leases (held off balance sheet) less cash and cash equivalents. Equity comprises all components of shareholders’ equity (i.e. capital stock, contributed surplus, retained earnings and accumulated other comprehensive loss).

The level of debt versus equity in the capital structure is monitored, and the ratios are as follows:

(amounts in millions)	2011	2010
Total long-term debt	$474.5	$492.7
Add: Present value of operating leases (held off balance sheet)	132.6	156.8
Less: Cash and cash equivalents	(276.4)	(312.9)
Adjusted net debt	$330.7	$336.6
Shareholders’ equity	$1,269.4	$1,155.8
Adjusted net debt : shareholders’ equity	21:79	23:77

The decrease in the adjusted net debt to equity ratio during fiscal 2011 was mainly due to the increase in shareholder’s equity, which resulted from the current year’s net income partially offset by dividends paid and movement in other comprehensive loss. Net debt has remained stable year over year.

The Company has certain debt agreements which require the maintenance of a certain level of capital.

CAE Annual Report 2011 | 133

Notes to the Consolidated Financial Statements

NOTE 18 – FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

Fair value of financial instruments

The fair value of a financial instrument is the amount at which the financial instrument could be exchanged in an arm’s-length transaction between knowledgeable and willing parties under no compulsion to act. The fair value of a financial instrument is determined by reference to the available market information at the balance sheet date. When no active market exists for a financial instrument, the Company determines the fair value of that instrument based on valuation methodologies as discussed below. In determining assumptions required under a valuation model, the Company primarily uses external, readily observable market data inputs, when available. Assumptions or inputs that are not based on observable market data incorporate the Company’s best estimates of market participant assumptions, and are used when external data is not available. Counterparty credit risk and the Company’s own credit risk have been taken into account when estimating the fair value of all financial assets and financial liabilities, including derivatives.

The following assumptions and valuation methodologies have been used to estimate the fair value of financial instruments:

(i)

The fair value of cash and cash equivalents, restricted cash, accounts receivable, contracts in progress, accounts payable and accrued liabilities approximate their carrying values due to their short-term maturities;

(ii)	The fair value of capital leases are estimated using the discounted cash flow method;
(iii)

The fair value of long-term debt, the long-term obligation and long-term receivables (including advances) are estimated based on discounted cash flows using current interest rates for instruments with similar terms and remaining maturities;

(iv)

The fair value of derivative instruments (including forward contracts, swap agreements and embedded derivatives with economic characteristics and risks that are not clearly and closely related to those of the host contract) are determined using valuation techniques and are calculated as the present value of the estimated future cash flows using an appropriate interest rate yield curve and foreign exchange rate, adjusted for the Company’s and the counterparty credit risk. Assumptions are based on market conditions prevailing at each balance sheet date. Derivative instruments reflect the estimated amounts that the Company would receive or pay to settle the contracts at the balance sheet date;

(v)

The fair value of available-for-sale investments which do not have readily available market value is estimated using a discounted cash flow model, which includes some assumptions that are not supportable by observable market prices or rates.

The carrying values and fair values of financial instruments, by class, are as follows:

As at March 31, 2011
(amounts in millions)
									Carrying Value		Fair Value
	Held	-for-		Available-		Loans &
		Trading		for-Sale		Receivables		DDHR	(1)	Total
Financial assets
Cash and cash equivalents		$276.4		$–		$–			$–	$276.4	$276.4
Accounts receivable(2)		–				264.9	(3)		–	264.9	264.9
Contracts in progress		–		–		207.9			–	207.9	207.9
Other assets(2)		10.6	(4)	1.4	(5)	44.2	(6)		–	56.2	59.1
Derivative assets		8.2		–		–			22.3	30.5	30.5
		$295.2		$1.4		$517.0			$22.3	$835.9	$838.8

									Carrying Value		Fair Value
						Other
				Held-for-		Financial
				Trading		Liabilities		DDHR	(1)	Total
Financial liabilities
Accounts payable and accrued liabilities(2)				$–		$436.6	(7)		$–	$436.6	$436.6
Total long-term debt				–		477.1	(8)		–	477.1	525.2
Other long-term liabilities(2)				–		1.4	(9)		–	1.4	1.4
Derivative liabilities				6.5		–			19.3	25.8	25.8
				$6.5		$915.1			$19.3	$940.9	$989.0

(1) DDHR: Derivatives designated in a hedge relationship.
(2) Excludes derivative financial instruments that have been presented separately.
(3) Includes trade receivables, accrued receivables and certain other receivables.
(4) Represents restricted cash.
(5) Represents the Company’s portfolio investments at cost.
(6) Includes long-term receivables and advances.
(7) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(8) Excludes transaction costs.
(9) Includes a long-term payable that meets the definition of a financial liability.

134 | CAE Annual Report 2011

								Notes to the Consolidated Financial Statements

As at March 31, 2010
(amounts in millions)
								Carrying Value		Fair Value
	Held	Held-for-		Available-		Loans &
		Trading		for-Sale		Receivables		DDHR(1)	Total
Financial assets
Cash and cash equivalents		$312.9		$–		$–		$–	$312.9	$312.9
Accounts receivable(2)		0.9	(3)	–		195.9	(4)	–	196.8	196.8
Contracts in progress		–		–		220.6		–	220.6	220.6
Other assets(2)		16.2	(5)	1.4	(6)	22.2	(7)	–	39.8	43.4
Derivative assets		11.1		–		–		31.9	43.0	43.0
		$341.1		$1.4		$438.7		$31.9	$813.1	$816.7

								Carrying Value		Fair Value
						Other
				Held-for-		Financial
				Trading		Liabilities		DDHR(1)	Total
Financial liabilities
Accounts payable and accrued liabilities(2)				$–		$377.3	(8)	$–	$377.3	$377.3
Total long-term debt				–		494.4	(9)	–	494.4	533.7
Other long-term liabilities(2)				–		0.3	(10)	–	0.3	0.3
Derivative liabilities				5.3		–		19.1	24.4	24.4
				$5.3		$872.0		$19.1	$896.4	$935.7

(1)	DDHR: Derivatives designated in a hedge relationship.
(2)	Excludes derivative financial instruments that have been presented separately.
(3)	Includes certain trade receivables the Company intends to sell immediately or in the near future.
(4)	Includes trade receivables, accrued receivables and certain other receivables.
(5)	Represents restricted cash.
(6)	Represents the Company’s portfolio investments at cost.
(7)	Includes long-term receivables and advances.
(8)	Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(9)	Excludes transaction costs.
(10)	Includes a long-term payable that meets the definition of a financial liability.

The Company did not elect to voluntarily designate any financial instruments as held-for-trading. There have not been any changes to the classification of the financial instruments since inception. However, during fiscal 2011, the Company has determined that contracts in progress are recognized as financial instruments.

As part of its financing transactions, the Company, through its subsidiaries, has pledged certain financial assets including cash and cash equivalents, accounts receivable, other assets and derivative assets. As at March 31, 2011, the aggregate carrying value of these pledged financial assets amounted to $74.6 million (2010 – $110.0 million).

CAE Annual Report 2011 | 135

Notes to the Consolidated Financial Statements

Fair value hierarchy

The following table presents the financial instruments, by class, which are recognized at fair value. The fair value hierarchy reflects the significance of the inputs used in making the measurements and has the following levels:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); Level 3: Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Each type of fair value is categorized based on the lowest level input that is significant to the fair value measurement in its entirety.

(amounts in millions)			2011			2010
	Level 2	Level 3	Total	Level 2	Level 3	Total
Financial assets
Held-for-trading
Forward foreign currency contracts(1)	$6.2	$–	$6.2	$8.0	$–	$8.0
Embedded foreign currency derivatives(1)	0.6	–	0.6	0.9	–	0.9
Equity swap agreements	1.4	–	1.4	2.2	–	2.2
Derivatives used for hedging
Forward foreign currency contracts	16.0	–	16.0	23.5	–	23.5
Embedded foreign currency derivatives	–	–	–	0.1	–	0.1
Foreign currency swap agreements	5.0	–	5.0	6.3	–	6.3
Interest rate swap agreements	1.3	–	1.3	2.0	–	2.0
	$30.5	$–	$30.5	$43.0	$–	$43.0

Financial liabilities
Held-for-trading
Forward foreign currency contracts(1)	$0.9	$–	$0.9	$0.3	$–	$0.3
Embedded foreign currency derivatives(1)	5.6	–	5.6	5.0	–	5.0
Derivatives used for hedging
Forward foreign currency contracts	8.0	–	8.0	5.1	–	5.1
Foreign currency swap agreements	–	2.4	2.4	–	2.4	2.4
Interest rate swap agreements	7.3	1.6	8.9	9.3	2.3	11.6
	$21.8	$4.0	$25.8	$19.7	$4.7	$24.4
(1) Does not include derivatives designated in a hedging relationship, which are presented separately.

Changes in Level 3 financial instruments were as follows:

(amounts in millions)					2011	2010
Balance, beginning of year					$(4.7)	$(3.3)
Total realized and unrealized gains (losses)
Included in earnings					–	–
Included in other comprehensive income					0.7	(1.4)
Purchases, sales, issues and settlements					–	–
Transfers into or out of Level 3					–	–
Balance, end of year					$(4.0)	$(4.7)

Level 3 input sensitivity analysis

For the most significant item valued using techniques without observable inputs (INR/USD cross currency swap), the determination of the interest rate and liquidity premium has the most significant impact on the valuation. The impact of assuming an increase or decrease of 1% in this input would result in an increase of fair value of $0.8 million or a decrease of fair value of $0.7 million (2010 – $1.1 million and $1.2 million) respectively.

136	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Financial risk management

Due to the nature of the activities that the Company carries out and as a result of holding financial instruments, the Company is exposed to credit risk, liquidity risk and market risk, including foreign currency risk and interest rate risk.

Derivative instruments are utilized by the Company to manage market risk against the volatility in foreign exchange rates, interest rates and stock-based compensation in order to minimize their impact on the Company’s results and financial position. Short-term and long-term derivative assets have been included as part of accounts receivable and other assets respectively. Short-term and long-term derivative liabilities have been included as part of accounts payable and accrued liabilities, and other long-term liabilities respectively.

Embedded derivatives are recorded at fair value separately from the host contract when their economic characteristics and risks are not clearly and closely related to those of the host contract. The Company may enter into freestanding derivative instruments which are not eligible for hedge accounting, to offset the foreign exchange exposure of embedded foreign currency derivatives. In such circumstances, both derivatives are carried at fair value at each balance sheet date with the change in fair value recorded in consolidated net earnings.

The Company’s policy is not to utilize any derivative financial instruments for trading or speculative purposes. The Company may choose to designate derivative instruments, either freestanding or embedded, as hedging items. This process consists of matching derivative hedging instruments to specific assets and liabilities or to specific firm commitments or forecasted transactions. To some extent, the Company uses non-derivative financial liabilities to hedge foreign currency exchange rate risk exposures.

Credit risk

Credit risk is defined as the Company’s exposure to a financial loss if a debtor fails to meet its obligations in accordance with the terms and conditions of its arrangements with the Company. The Company is exposed to credit risk on its account receivables and certain other assets through its normal commercial activities. The Company is also exposed to credit risk through its normal treasury activities on its cash and cash equivalents, and derivative assets.

Credit risks arising from the Company’s normal commercial activities are managed in regards to customer credit risk. An allowance for doubtful accounts is established when there is a reasonable expectation that the Company will not be able to collect all amounts due according to the original terms of the receivables (refer to Note 5). When a trade receivable is uncollectible, it is written-off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written-off are recognized in earnings.

The Company’s customers are primarily established companies with publicly available credit ratings and government agencies, which facilitates risk monitoring. In addition, the Company typically receives substantial deposits on contracts. The Company closely monitors its exposure to major airlines in order to mitigate its risk to the extent possible. Furthermore, the Company’s trade accounts receivable are not concentrated in any specific customers but are from a wide range of commercial and government organizations. As well, the Company’s credit exposure is further reduced by the sale of certain of its accounts receivable and contracts in progress to a third-party for cash consideration on a non-recourse basis. The Company does not hold any collateral as security. The credit risk on cash and cash equivalents is mitigated by the fact that they are in place with a diverse group of major Japanese, North American and European financial institutions.

The Company is exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments. The Company uses several measures to minimize this exposure. First, the Company entered into contracts with counterparties that are of high credit quality (mainly A-rated or better). The Company signed International Swaps & Derivatives Association, Inc. (ISDA) Master Agreements with the majority of counterparties with which it trades derivative financial instruments. These agreements make it possible to apply full netting when a contracting party defaults on the agreement, for each of the transactions covered by the agreement and in force at the time of default. Also, collateral or other security to support derivative financial instruments subject to credit risk can be requested by the Company or its counterparties (or both parties, if need be) when the net balance of gains and losses on each transaction exceeds a threshold defined in the ISDA Master Agreement. Finally, the Company monitors the credit standing of counterparties on a regular basis to help minimize credit risk exposure.

The carrying amounts presented in the previous financial instrument tables and Note 5 represent the maximum exposure to credit risk for each respective financial asset as at the relevant dates.

CAE Annual Report 2011 | 137

Notes to the Consolidated Financial Statements

Liquidity risk

Liquidity risk is defined as the potential that the Company cannot meet its cash obligations as they become due.

The Company manages this risk by establishing detailed cash forecasts, as well as long-term operating and strategic plans. The management of consolidated liquidity requires a regular monitoring of expected cash inflows and outflows which is achieved through a detailed forecast of the Company’s consolidated liquidity position, for adequacy and efficient use of cash resources. Liquidity adequacy is assessed in view of seasonal needs, growth requirements and capital expenditures, and the maturity profile of indebtedness, including off-balance sheet obligations. The Company manages its liquidity risk to maintain sufficient liquid financial resources to fund its operations and meet its commitments and obligations. In managing its liquidity risk, the Company has access to a revolving unsecured credit facility of US$450.0 million with an option to increase to a total amount of up to US$650.0 million. As well, the Company has agreements to sell certain of its accounts receivable and contracts in progress for an amount of up to $150.0 million. As at March 31, 2011, $54.4 million (2010 – $36.7 million) and $37.4 million (2010 – nil) of specific accounts receivable and contracts in progress respectively were sold to financial institutions pursuant to these agreements. Proceeds were net of $1.0 million in fees (2010 – $0.5 million). The Company also regularly monitors any financing opportunities to optimize its capital structure and maintain appropriate financial flexibility.

The following tables present a maturity analysis to the contractual maturity date, of the Company’s financial liabilities based on expected cash flows. Cash flows from derivatives presented either as derivative assets or liabilities have been included, as the Company manages its derivative contracts on a gross basis. The amounts are the contractual undiscounted cash flows. All amounts contractually denominated in foreign currency are presented in Canadian dollar equivalent amounts using the period-end spot rate except as otherwise stated:

As at March 31, 2011	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
(amounts in millions)	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
Non-derivative financial
liabilities
Accounts payable and
accrued liabilities(1) (4)	$436.6	$436.6	$436.6	$ –	$ –	$ –	$ –	$ –
Total long-term debt(2) (7)	477.1	724.0	58.4	87.2	79.0	61.0	51.4	387.0
Other long-term liabilities(3) (4)	1.4	1.4	–	–	–	–	–	1.4
	$915.1	$1,162.0	$495.0	$87.2	$79.0	$61.0	$51.4	$388.4
Derivative financial
instruments
Forward foreign currency
contracts(5)	(13.3)
Outflow		632.1	447.5	122.7	35.7	13.2	9.8	3.2
Inflow		(645.4)	(461.0)	(123.9)	(36.0)	(12.2)	(9.3)	(3.0)
Swap derivatives on total
long-term debt(6)	5.0
Outflow		81.6	10.6	10.3	11.2	11.5	11.0	27.0
Inflow		(69.8)	(7.1)	(7.9)	(8.8)	(10.2)	(10.3)	(25.5)
	$(8.3)	$(1.5)	$(10.0)	$1.2	$2.1	$2.3	$1.2	$1.7
	$906.8	$1,160.5	$485.0	$88.4	$81.1	$63.3	$52.6	$390.1

(1)	Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(2)	Contractual cash flows include contractual interest and principal payments related to debt obligations.
(3)	Includes a long-term payable that meets the definition of a financial liability.
(4)	Excludes derivative financial liabilities which have been presented separately.
(5)

Includes forward foreign currency contracts, but excludes all embedded derivatives, either presented as derivative liabilities or derivative assets. Outflows and inflows are presented in CAD equivalent using the contractual forward foreign currency rate.

(6)

Includes interest rate swap and foreign currency swap contracts either designated as cash flow hedges or as fair value hedges of long-term debt either presented as derivative liabilities or derivative assets.

(7)	Excludes transaction costs.
138	| CAE Annual Report 2011

					Notes to the Consolidated Financial Statements

As at March 31, 2010	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
(amounts in millions)	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
Non-derivative financial
liabilities
Accounts payable and
accrued liabilities(1) (4)	$377.3	$377.3	$377.3	$ –	$–	$ –	$ –	$ –
Total long-term debt(2) (7)	494.4	705.5	76.7	55.8	86.3	79.1	58.0	349.6
Other long-term liabilities(3) (4)	0.3	0.3	–	0.1	–	–	–	0.2
	$872.0	$1,083.1	$454.0	$55.9	$86.3	$79.1	$58.0	$349.8
Derivative financial
instruments
Forward foreign currency
contracts(5)	(26.1)
Outflow		488.4	355.2	78.8	26.8	18.5	9.1	–
Inflow		(514.6)	(377.9)	(83.2)	(26.9)	(18.4)	(8.2)	–
Swap derivatives on total
long-term debt(6)	5.7
Outflow		92.2	8.9	11.1	10.5	11.4	11.7	38.6
Inflow		(80.9)	(5.4)	(8.0)	(9.0)	(9.6)	(10.9)	(38.0)
	$(20.4)	$(14.9)	$(19.2)	$(1.3)	$1.4	$1.9	$1.7	$0.6
	$851.6	$1,068.2	$434.8	$54.6	$87.7	$81.0	$59.7	$350.4

(1)	Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(2)	Contractual cash flows include contractual interest and principal payments related to debt obligations.
(3)	Includes a long-term payable that meets the definition of a financial liability.
(4)	Excludes derivative financial liabilities which have been presented separately.
(5)

Includes forward foreign currency contracts, but excludes all embedded derivatives, either presented as derivative liabilities or derivative assets. Outflows and inflows are presented in CAD equivalent using the contractual forward foreign currency rate.

(6)

Includes interest rate swap and foreign currency swap contracts either designated as cash flow hedges or as fair value hedges of long-term debt either presented as derivative liabilities or derivative assets.

(7)	Excludes transaction costs.

Market risk

Market risk is defined as the Company’s exposure to a gain or a loss to the value of its financial instruments as a result of changes in market prices, whether those changes are caused by factors specific to the individual financial instruments or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is mainly exposed to foreign currency risk and interest rate risk.

Foreign currency risk

Foreign currency risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of fluctuations in foreign exchange rates. The Company is exposed to foreign currency rate variability primarily in relation to certain sale commitments, expected purchase transactions and debt denominated in a foreign currency. As well, most of its foreign operations are self-sustaining and these foreign operations’ functional currencies are other than the Canadian dollar (in particular the U.S. dollar [USD], euro [€] and British pounds [GBP or £]). The Company’s related exposure to the foreign currency rates is primarily through cash and cash equivalents and other working capital elements of these foreign operations.

The Company also mitigates foreign currency risks by having foreign operations transact in their functional currency for material procurement, sale contracts and financing activities.

The Company uses forward foreign currency contracts and foreign currency swap agreements to manage the Company’s exposure from transactions in foreign currencies and to synthetically modify the currency of exposure of certain balance sheet items. These transactions include forecasted transactions and firm commitments denominated in foreign currencies.

CAE Annual Report 2011 | 139

Notes to the Consolidated Financial Statements

As at March 31, 2011, the Company has forward foreign currency contracts totalling $621.4 million (buy contracts for $133.0 million and sell contracts for $488.4 million) mainly to reduce the risk of variability of future cash flows resulting from forecasted transactions and firm sales commitments.

The consolidated forward foreign currency contracts outstanding were as follows as at March 31:

(amounts in millions, except average rate)		2011		2010
	Notional	Average	Notional	Average
Currencies (sold/bought)	Amount (1)	Rate	Amount (1)	Rate
USD/CDN
Less than 1 year	$233.4	0.98	$175.5	0.93
Between 1 and 3 years	74.3	0.95	45.0	0.92
Between 3 and 5 years	3.1	0.94	8.4	0.90
CDN/EUR
Less than 1 year	32.7	1.37	37.2	1.39
Between 1 and 3 years	–	–	2.6	1.38
EUR/CDN
Less than 1 year	73.6	0.73	73.6	0.67
Between 1 and 3 years	19.7	0.72	16.4	0.68
Between 3 and 5 years	5.5	0.74	0.9	0.64
Over 5 years	2.7	0.73	–	–
GBP/CDN
Less than 1 year	48.2	0.59	32.1	0.58
Between 1 and 3 years	11.1	0.61	22.3	0.57
AUD/CDN
Less than 1 year	16.6	1.02	–	–
USD/GBP
Less than 1 year	–	–	1.9	1.72
CDN/USD
Less than 1 year	33.8	1.02	29.4	1.06
Between 1 and 3 years	49.0	1.06	16.2	1.15
Between 3 and 5 years	9.6	1.13	16.2	1.14
Over 5 years	3.2	1.08	–	–
CDN/GBP
Less than 1 year	–	–	2.0	1.54
SAR/CDN
Less than 1 year	0.2	3.84	1.4	3.59
NOK/USD
Less than 1 year	4.7	5.70	–	–
Total	$621.4		$481.1
Effect of master netting agreement	112.0		135.5
Outstanding amount	$733.4		$616.6

(1) Exchange rates as at the end of the respective fiscal year were used to translate amounts in foreign currencies.

The Company has entered into foreign currency swap agreements related to its senior collateralized financing, obtained in 2008, to convert a portion of the USD-denominated debt into GBP to finance its civil aviation training centre in the United Kingdom. The Company designated two USD to GBP foreign currency swap agreements as cash flow hedges with outstanding notional amounts of $3.2 million (£2.1 million) (2010 – $3.9 million [£2.5 million]) and $13.2 million (£8.5 million) (2010 – $13.1 million [£8.5 million]), amortized in accordance with the repayment schedule of the debt until June 2014 and June 2018 respectively.

Also, during fiscal 2009, the Company entered into a cross currency swap agreement in connection with a senior secured non-recourse financing obtained to finance a military aviation training centre in India. This cross currency swap converts a USD-denominated floating rate debt into an Indian rupee (INR) -denominated fixed rate debt. This swap is designated as a cash flow hedge with notional amounts of US$21.1 million (INR 1,092.5 million) [2010 – US$14.3 million (INR 739.6 million)] corresponding to the underlying loan until March 2020.

The Company’s foreign currency hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held-to-maturity, consistent with the objective to fix currency rates on the hedged item.

Also, a net loss of $0.2 million (2010 – net gain of $0.5 million; 2009 – net loss of $0.4 million) representing the ineffective portion of the change in fair value of the cash flow hedges and the component of the hedging item’s gain or loss excluded from the assessment of effectiveness, was recognized in earnings.

The estimated net amount before tax of existing gains reported in accumulated other comprehensive income that is expected to be recognized during the next 12 months is $12.9 million. Future fluctuation in market rate (foreign exchange rate and/or interest rate) will impact the reclassified amount.

140	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Foreign currency risk sensitivity analysis

The following table presents the Company’s exposure to foreign exchange risk of financial instruments and the pre-tax effects on net earnings and OCI as a result of a reasonably possible strengthening of 5% in the relevant foreign currency against the Canadian dollar as at March 31. This analysis assumes all other variables remain constant.

(amounts in millions)	USD			€		GBP
	Net		Net			Net
Years ended March 31	Earnings	OCI	Earnings		OCI	Earnings	OCI
2011	$(2.2)	$(16.9)	$(2.2)		$(3.7)	$(0.5)	$(2.4)
2010	$(1.2)	$(14.6)	$(1.8)		$(2.5)	$0.1	$(2.0)

A possible weakening of 5% in the relevant foreign currency against the Canadian dollar would have an opposite impact on pre-tax consolidated net earnings and OCI.

Interest rate risk

Interest rate risk is defined as the Company’s exposure to a gain or a loss to the value of its financial instruments as a result of fluctuations in interest rates. The Company bears some interest rate fluctuation risk on its floating rate long-term debt and some fair value risk on its fixed interest long-term debt. The Company mainly manages interest rate risk by fixing project-specific floating rate debt in order to reduce cash flow variability. The Company also has a floating rate debt through an unhedged bank borrowing, a specific fair value hedge and other asset-specific floating rate debt. A mix of fixed and floating interest rate debt is sought to reduce the net impact of fluctuating interest rates. Derivative financial instruments used to synthetically convert interest rate exposures are mainly interest rate swap agreements.

As at March 31, 2011, the Company has entered into nine interest rate swap agreements with eight different financial institutions to mitigate these risks for a total notional value of $160.0 million (2010 – $196.0 million). After considering these swap agreements, as at March 31, 2011, 74% (2010 – 74%) of the long-term debt bears fixed interest rates.

The Company’s interest rate hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held-to-maturity to establish asset and liability management matching, consistent with the objective to reduce risks arising from interest rate movements. As a result, the changes in variable interest rates do not have a significant impact on the consolidated net earnings and OCI.

Interest rate risk sensitivity analysis

In 2011 and 2010, a 1% increase/decrease in interest rates would not have a significant impact on the Company’s net earnings and other comprehensive income.

Stock-based compensation cost

The Company has entered into equity swap agreements with a major Canadian financial institution to reduce its cash and net earnings exposure to fluctuations in its share price relating to the DSU and LTI-DSU programs. Pursuant to the agreement, the Company receives the economic benefit of dividends and share price appreciation while providing payments to the financial institution for the institution’s cost of funds and any share price depreciation. The net effect of the equity swaps partly offset movements in the Company’s share price impacting the cost of the DSU and LTI-DSU programs and are reset monthly. As at March 31, 2011, the equity swap agreements covered 2,755,000 common shares (2010 – 2,155,000) of the Company.

Hedge of self-sustaining foreign operations

As at March 31, 2011, the Company has designated a portion of its senior notes totalling US$105.0 million (2010 – US$138.0 million) as a hedge of self-sustaining foreign operations. Gains or losses on the translation of the designated portion of its senior notes are recognized in OCI to offset any foreign exchange gains or losses on translation of financial statements of self-sustaining foreign operations.

Letters of credit and guarantees

As at March 31, 2011, the Company had outstanding letters of credit and performance guarantees in the amount of $153.7 million (2010 –$209.1 million) issued in the normal course of business. These guarantees are issued mainly under the Revolving Term Credit Facility as well as the Performance Securities Guarantee (PSG) account provided by Export Development Corporation (EDC) and under other standby facilities available to the Company through various financial institutions.

The advance payment guarantees are related to progress/milestone payments made by the Company’s customers and are reduced or eliminated upon delivery of the product. The contract performance guarantees are linked to the completion of the intended product or service rendered by CAE and to the customer’s requirements. It represents 10% to 20% of the overall contract amount. The customer releases the Company from these guarantees at the signing of a certificate of completion. The letter of credit for the operating lease obligation provides credit support for the benefit of the owner participant in the September 30, 2003 sale and leaseback transaction and varies according to the payment schedule of the lease agreement.

CAE Annual Report 2011 | 141

Notes to the Consolidated Financial Statements

(amounts in millions)	2011	2010
Advance payment	$67.3	$120.6
Contract performance	52.0	52.2
Operating lease obligation	22.9	23.9
Simulator deployment obligation	3.9	4.1
Other	7.6	8.3
	$153.7	$209.1

Residual value guarantees – sale and leaseback transactions

For certain sale and leaseback transactions, the Company has agreed to guarantee the residual value of the underlying equipment in the event that the equipment is returned to the lessor and the net proceeds of any eventual sale do not cover the guaranteed amount. The maximum amount of exposure is $13.1 million (2010 – $13.1 million), of which $8.2 million matures in 2020 and $4.9 million in 2023. Of this amount, as at March 31, 2011, $13.1 million is recorded as a deferred gain (2010 – $13.1 million).

Indemnifications

In certain instances when CAE sells businesses, the Company may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities that exist, or arise from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to two years for certain types of indemnities, terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the divestiture occurred, and terms for environmental liabilities that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The Company believes that other than the liabilities already accrued, the maximum potential future payments that it could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defences, which cannot be estimated. However, historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s consolidated financial position, results of operations or cash flows.

NOTE 19 – SUPPLEMENTARY CASH FLOWS AND EARNINGS INFORMATION

(amounts in millions)	2011	2010	2009
Cash (used in) provided by non-cash working capital:
Accounts receivable	$(25.6)	$108.1	$14.7
Contracts in progress	19.4	(17.0)	(67.4)
Inventories	13.0	(11.4)	(7.2)
Prepaid expenses	(11.2)	(5.9)	3.0
Income taxes recoverable	(2.2)	(1.9)	18.7
Accounts payable and accrued liabilities	19.3	(78.8)	(41.7)
Deposits on contracts	(50.1)	3.3	(15.2)
Changes in non-cash working capital	$(37.4)	$(3.6)	$(95.1)
Supplemental cash flow disclosure:
Interest paid	$35.6	$29.5	$24.6
Income taxes paid (received)	$1.2	$14.8	$14.4
Supplemental statements of earnings disclosure:
Selling, general and administrative expenses	$235.6	$188.1	$194.1
Foreign exchange (losses) gains on financial instruments
recognized in earnings:
Loans and receivables	(20.8)	(23.4)	17.5
Financial assets and financial liabilities required to be
classified as held-for-trading	18.1	4.5	(5.0)
Other financial liabilities	9.4	18.9	(13.4)
Foreign exchange gain (loss)	$6.7	$ –	$(0.9)

142	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

NOTE 20 – CONTINGENCIES

In the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Accruals are made in instances where it is probable that liabilities have been incurred and where such liabilities can be reasonably estimated. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company does not believe that the ultimate outcome of these matters will have a material impact on its consolidated financial position.

NOTE 21 – COMMITMENTS

Significant contractual purchase obligations and future minimum lease payments under operating leases are as follows:

Years ending March 31
(amounts in millions)	SP/C	SP/M	TS/C	TS/M	Total
2012	$0.6	$3.4	$43.0	$15.3	$62.3
2013	0.5	2.2	35.9	10.0	48.6
2014	0.3	1.4	33.4	6.3	41.4
2015	0.2	1.0	26.5	5.7	33.4
2016	–	0.9	13.8	4.8	19.5
Thereafter	0.1	0.9	104.1	7.2	112.3
	$1.7	$9.8	$256.7	$49.3	$317.5

As at March 31, 2011, included in the total contractual purchase obligations and future minimum lease payments under operating leases is $37.3 million (2010 – $50.4 million; 2009 – $74.5 million).

Of the total $317.5 million of commitments as at March 31, 2011, $3.5 million represent contractual purchase obligations.

NOTE 22 – GOVERNMENT ASSISTANCE

The Company has signed agreements with various governments whereby the latter share in the cost, based on expenditures incurred by the Company, of certain R&D programs for modeling and simulation, visual systems and advanced flight simulation technology for civil applications and networked simulation for military applications, as well as for the new markets of simulation-based training in healthcare, mining and energy.

During fiscal 2006, the Company announced Project Phoenix, an R&D program in which the Government of Canada agreed to contribute approximately 30% ($189 million) of the value of CAE’s R&D program and in which during fiscal 2007, the Government of Québec agreed to participate in the form of a contribution of up to $31.5 million related to costs incurred before the end of fiscal 2011. As at March 31, 2011, Project Phoenix was completed and the Company no longer has outstanding contributions receivable for this project.

During fiscal 2009, the Company announced that it will invest up to $714 million in Project Falcon, an R&D program that will continue over five years. The goal of Project Falcon is to expand the Company’s modeling and simulation technologies, develop new ones and increase its capabilities beyond training into other areas of the aerospace and defence market, such as analysis and operations. Concurrently, the Government of Canada agreed to participate in Project Falcon through a repayable investment of up to $250 million made through the Strategic Aerospace and Defence Initiative (SADI), which supports strategic industrial research and pre-competitive development projects in the aerospace, defence, space and security industries (refer to Notes 1 and 12).

During fiscal 2010, the Company announced that it will invest up to $274 million in Project New Core Markets, an R&D program extending over seven years. The aim is to leverage CAE’s modeling, simulation and training services expertise into the new markets of healthcare, mining and energy. The Québec government agreed to participate up to $100 million in contributions related to costs incurred before the end of fiscal 2016.

The following table provides information regarding contributions recognized and amounts not yet received for Project Phoenix, Project Falcon and Project New Core Markets:

(amounts in millions)	2011	2010
Outstanding contribution receivable, beginning of year	$14.7	$23.3
Contributions	42.7	51.1
Payments received	(44.5)	(59.7)
Outstanding contribution receivable, end of year	$12.9	$14.7

CAE Annual Report 2011 | 143

Notes to the Consolidated Financial Statements

In addition to these programs, the Company also has R&D agreements with the Government of Canada, in order to share in a portion of the specific costs incurred by the Company on previous R&D programs. The following table indicates the effects of contributions recognized and aggregate royalty expenditures recognized from Project Phoenix, Project Falcon, Project New Core Markets and other programs:

(amounts in millions)	2011	2010	2009
Contributions credited to capitalized expenditures:
Project Phoenix	$–	$3.7	$15.1
Project Falcon	7.6	5.0	–
Project New Core Markets	5.6	2.5	–
Contributions credited to income:
Project Phoenix	–	20.2	49.7
Project Falcon	25.3	19.7	–
Project New Core Markets	4.2	–	–
Total contributions:
Project Phoenix	$–	$23.9	$64.8
Project Falcon	32.9	24.7	–
Project New Core Markets	9.8	2.5	–
Royalty expenses	$9.0	$9.8	$10.1

The cumulative contributions recognized by the Company, since their respective inceptions, for all current government cost-sharing programs still active as at March 31, 2011 amount to $370.9 million. The cumulative sum of royalty expenses recognized by the Company, since their respective inceptions, for all current government cost-sharing programs still active as at March 31, 2011, amounts to $60.9 million.

NOTE 23 – EMPLOYEE FUTURE BENEFITS

Defined benefit plans

The Company has two registered funded defined benefit pension plans in Canada (one for employees and one for designated executives) that provide benefits based on length of service and final average earnings. The Company also maintains a funded pension plan for employees in the Netherlands, in Norway and in the United Kingdom that provides benefits based on similar provisions.

In addition, the Company maintains a supplemental plan in Canada, two in Germany (CAE Elektronik GmbH plan and CAE Beyss GmbH plan [Beyss]) and one in Norway to provide defined benefits based on length of service and final average earnings. These supplemental plans are the sole obligation of the Company, and there is no requirement to fund them. However, the Company is obligated to pay the benefits when they become due. As at March 31, 2011, the Company has issued letters of credit totalling $52.8 million (2010 – $53.3 million) to collaterize these obligations under the Canadian supplemental plan.

Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits. Plan assets are represented primarily by Canadian and foreign equities, government and corporate bonds.

In fiscal 2011, in the acquisition of CHC Helicopter’s HFTO, the Company assumed two pension plans resulting in additional pension obligations of $6.5 million and additional plan assets of $4.8 million.

In fiscal 2010, in accordance with a restructuring plan, the Company reduced its workforce; consequently, a curtailment loss of $1.0 million and a settlement loss of $1.4 million were recognized. Also, the Company temporarily amended its early retirement provisions, resulting in a special termination benefit cost of $0.2 million. These losses and this special termination benefit cost were included in the restructuring charge.

In fiscal 2009, the Company temporarily amended its early retirement provisions, resulting in additional past service costs of $3.0 million to be deferred and amortized on a straight-line basis over the average remaining service period of active employees at the date of the amendment.

144	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

The changes in pension obligations, in fair value of plan assets and the financial position of the funded pension plans, are as follows:

(amounts in millions)			2011			2010
	Canadian	Foreign	Total	Canadian	Foreign	Total
Pension obligations,
beginning of year	$193.1	$24.6	$217.7	$153.9	$25.8	$179.7
Current service cost	6.7	0.4	7.1	4.6	0.4	5.0
Interest cost	12.0	1.3	13.3	11.0	1.4	12.4
Curtailment	–	–	–	(1.9)	–	(1.9)
Settlement	–	–	–	(7.7)	–	(7.7)
Special termination benefit	–	–	–	0.2	–	0.2
Employee contributions	3.1	0.3	3.4	4.2	0.4	4.6
Pension benefits paid	(12.3)	(0.5)	(12.8)	(9.7)	(0.4)	(10.1)
Actuarial loss	11.6	3.7	15.3	38.5	1.8	40.3
Acquisition	–	6.0	6.0	–	–	–
Foreign exchange	–	0.3	0.3	–	(4.8)	(4.8)
Pension obligations, end of year	$214.2	$36.1	$250.3	$193.1	$24.6	$217.7
Fair value of plan assets,
beginning of year	$173.1	$22.1	$195.2	$145.5	$22.8	$168.3
Actual return on plan assets	14.9	4.1	19.0	30.4	1.5	31.9
Pension benefits paid	(12.3)	(0.5)	(12.8)	(9.7)	(0.4)	(10.1)
Settlement	–	–	–	(7.7)	–	(7.7)
Employee contributions	3.1	0.3	3.4	4.2	0.4	4.6
Employer contributions	20.3	0.4	20.7	10.4	2.2	12.6
Acquisition	–	4.8	4.8	–	–	–
Foreign exchange	–	0.5	0.5	–	(4.4)	(4.4)
Fair value of plan assets,
end of year	$199.1	$31.7	$230.8	$173.1	$22.1	$195.2
Financial position – plan deficit	$(15.1)	$(4.4)	$(19.5)	$(20.0)	$(2.5)	$(22.5)
Unrecognized net actuarial loss	50.6	4.2	54.8	42.9	3.6	46.5
Unamortized past service cost	4.4	0.4	4.8	5.0	0.4	5.4
Amount recognized, end of year	$39.9	$0.2	$40.1	$27.9	$1.5	$29.4
Amount recognized in:
Other assets (Note 10)	$39.9	$1.9	$41.8	$27.9	$2.0	$29.9
Other long-term liabilities (Note 13)	–	(1.7)	(1.7)	–	(0.5)	(0.5)
	$39.9	$0.2	$40.1	$27.9	$1.5	$29.4

All the plans included in the above table are in a deficit position.

The changes in pension obligations related to the supplemental plans are as follows:

(amounts in millions)			2011			2010
	Canadian	Foreign	Total	Canadian	Foreign	Total
Pension obligations,
beginning of year	$34.3	$7.8	$42.1	$28.7	$9.8	$38.5
Current service cost	1.2	0.1	1.3	2.4	0.1	2.5
Interest cost	2.1	0.4	2.5	2.2	0.4	2.6
Curtailment	–	–	–	(0.3)	–	(0.3)
Pension benefits paid	(2.6)	(0.6)	(3.2)	(1.6)	(0.6)	(2.2)
Actuarial loss (gain)	3.0	0.5	3.5	2.9	(0.2)	2.7
Acquisition	–	0.5	0.5	–	–	–
Foreign exchange	–	0.1	0.1	–	(1.7)	(1.7)
Pension obligations, end of year	$38.0	$8.8	$46.8	$34.3	$7.8	$42.1
Financial position – plan deficit	$(38.0)	$(8.8)	$(46.8)	$(34.3)	$(7.8)	$(42.1)
Unrecognized net actuarial loss	11.2	0.6	11.8	8.6	0.1	8.7
Amount recognized in other
long-term liabilities (Note 13)	$(26.8)	$(8.2)	$(35.0)	$(25.7)	$(7.7)	$(33.4)

CAE Annual Report 2011 | 145

Notes to the Consolidated Financial Statements

The net pension cost for funded pension plans for the years ended March 31 included the following components:

(amounts in millions)	2011	2010	2009
Current service cost	$7.1	$5.0	$7.1
Interest cost on pension obligations	13.3	12.4	12.2
Actual return on plan assets	(19.0)	(31.9)	27.0
Actuarial loss (gain) on benefit obligations	15.3	40.3	(54.2)
Plan amendments	–	–	3.0
Pension cost before adjustments to recognize the long-term nature of plans	$16.7	$25.8	$(4.9)
Adjustments to recognize the long-term nature of plans:
Difference between expected and actual return on plan assets	$5.2	$20.9	$(40.4)
Difference between actuarial loss recognized for the year and actual actuarial
loss (gain) on benefit obligations for the year	(13.5)	(39.2)	55.7
Difference between amortization of past service cost for the year and actual
plan amendments for the year	0.6	0.5	(2.5)
Total adjustment	$(7.7)	$(17.8)	$12.8
Net pension cost	$9.0	$8.0	$7.9
Curtailment loss	–	1.0	–
Settlement loss	–	1.4	–
Special termination benefit cost	–	0.2	–
Net pension cost including curtailment, settlement and special termination benefits	$9.0	$10.6	$7.9

The following components are combinations of the items presented above:

(amounts in millions)	2011	2010	2009
Expected return on plan assets	$(13.8)	$(11.0)	$(13.4)
Amortization of net actuarial loss	1.8	1.1	1.5
Amortization of past service costs	0.6	0.5	0.5

With respect to the supplemental arrangements, the net pension cost is as follows:

(amounts in millions)	2011	2010	2009
Current service cost	$1.3	$2.5	$2.3
Interest cost on pension obligations	2.5	2.6	2.0
Actuarial loss (gain) on benefit obligations	3.5	2.7	(2.1)
Pension cost before adjustments to recognize the long-term nature of plans	$7.3	$7.8	$2.2
Adjustments to recognize the long-term nature of plans:
Difference between actuarial loss recognized for the year and actual actuarial
loss (gain) on benefit obligations for the year	(3.1)	(2.4)	2.7
Net pension cost	$4.2	$5.4	$4.9

146	| CAE Annual Report 2011

	Notes to the Consolidated Financial Statements
The following component is a combination of the items previously mentioned:
(amounts in millions)	2011	2010	2009
Amortization of net actuarial loss	$0.4	$0.3	$0.6

Additional information on Canadian-funded pension plan assets – weighted average asset allocations by asset category are as follows:

	Allocation of Plan Assets at Measurement Dates
Asset category	December 31, 2010	December 31, 2009
Equity securities	63%	65%
Fixed-income securities	37%	35%
	100%	100%

The target allocation percentage for equity securities is 63%, which includes a mix of Canadian, U.S. and international equities, and is 37% for fixed-income securities, which must be rated BBB or higher. Individual asset classes are allowed to fluctuate slightly and are rebalanced regularly. CAE, through its fund managers, is responsible for investing the assets to achieve returns in line with underlying market indexes.

Netherlands Pension Plan assets are invested through an insurance company, and the asset allocation is approximately 75% (2010 – 74%) in fixed income and 25% (2010 – 26%) in equities.

The asset allocation is approximately 53% (2010 – 53%) in equities and 47% (2010 – 47%) in fixed income for the United Kingdom Pension Plan and 49% in fixed income, 21% in equities, 18% in properties and 12% in other for the Norway Pension Plan.

Significant assumptions (weighted average):

		2011		2010
	Canadian	Foreign	Canadian	Foreign
Pension obligations as at March 31:
Discount rate	5.75%	5.14%	6.25%	5.44%
Compensation rate increases	3.50%	2.33%	3.50%	2.04%
Net pension cost:
Expected return on plan assets	7.00%	5.57%	7.00%	5.61%
Discount rate	6.25%	5.44%	7.50%	5.64%
Compensation rate increases	3.50%	2.04%	3.50%	1.85%
Expected average remaining service lifetime	16 years	9 years	16 years	11 years

For the purpose of calculating the expected return on plan assets, historical and expected future returns were considered separately for each class of assets based on the asset allocation and the investment policy.

The Company measures its benefit obligations and fair value of plan assets for accounting purposes on December 31 of each year.

The most recent actuarial valuation of the pension plans for funding purposes was on December 31, 2009 for the Canadian and the Netherlands funded plans. The next required valuation of December 31, 2010 for these funded plans is in progress.

An actuarial valuation of the funded United Kingdom plan is made every three years and every year for the Norway funded plan. The last actuarial valuation was filed on March 31, 2009 for the United Kingdom plan and on March 31, 2010 for the Norway plan.

Defined contribution plans

The Company maintains an Employee Stock Purchase Plan (ESPP) to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions plus employer contributions. The Plan allows employees to contribute up to 18% of their annual base salary. The Company and its participating subsidiaries match the first $500 employee contribution and contribute $1 for every $2 of additional employee contributions, up to a maximum of 3% of the employee’s base salary. Refer to Note 16 for further details and compensation expense recorded during the period.

All of the Company’s U.S. employees may participate in defined contribution saving plans. These plans are subject to U.S. federal tax limitations and provide for voluntary employee salary deduction contributions. The formula for the Company’s defined contribution plans is based on a percentage of salary. The Company’s 2011 contribution was $3.6 million (2010 – $3.4 million, 2009 – $3.7 million).

In addition, the Company offers defined contribution pension plans to employees of some of its subsidiaries for which the funding formula is based on a percentage of salary. The Company’s 2011 contribution was $2.5 million (2010 – $1.7 million, 2009 – $1.1 million).

CAE Annual Report 2011 | 147

Notes to the Consolidated Financial Statements

NOTE 24 – RESTRUCTURING CHARGE

On May 14, 2009, the Company introduced actions required to size the Company to current and expected market conditions. Approximately 700 employees were affected. A restructuring charge of $34.1 million, consisting mainly of severance and other related costs, including the associated pension expense, was included in the net earnings in fiscal 2010. The plan has been completed.

The following table summarizes the restructuring costs for the year ended March 31, 2011:

	Employee
	Termination	Other
(amounts in millions)	Costs	Costs	Total
Provision, March 31, 2009	$–	$–	$–
Expenses recorded	23.5	10.6	34.1
Payments made	(19.0)	(8.2)	(27.2)
Foreign exchange	(0.4)	(0.1)	(0.5)
Provision, March 31, 2010	$4.1	$2.3	$6.4
Reversal of provision	(0.8)	(0.2)	(1.0)
Payments made	(2.7)	(2.0)	(4.7)
Foreign exchange	–	–	–
Provision, March 31, 2011	$0.6	$0.1	$0.7

The following table provides the restructuring charge (reversal of provision) for each reportable segment:

(amounts in millions)	2011	2010	2009
Simulation Products/Civil	$(0.4)	$14.7	$–
Simulation Products/Military	(0.2)	4.7	–
Training & Services/Civil	(0.3)	13.5	–
Training & Services/Military	(0.1)	1.2	–
	$(1.0)	$34.1	$–

148	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

NOTE 25 – VARIABLE INTEREST ENTITIES

The following table summarizes the total assets and total liabilities by segment of the significant variable interest entities (VIEs) in which the Company has a variable interest as at March 31:

(amounts in millions)		2011		2010
	Assets	Liabilities	Assets	Liabilities
Training and Services/Civil:
Sale and leaseback structures
Air Canada Training Centre	$11.3	$11.3	$12.0	$12.0
Toronto Training Centre	9.8	9.8	10.3	10.3
Denver/Dallas	44.8	44.8	47.1	47.1
SimuFlite	64.1	64.1	67.3	67.3
Assets and liabilities of non-consolidated VIEs subject to
disclosure	$130.0	$130.0	$136.7	$136.7
Simulation Products/Civil:
Partnership arrangement
Flight simulator – Capital L.P.	$25.7	$23.9	$2.5	$0.2
Assets and liabilities of non-consolidated VIEs subject to
disclosure	$25.7	$23.9	$2.5	$0.2
Simulation Products/Military:
Partnership arrangement
Eurofighter Simulation Systems	$69.7	$59.3	$62.3	$54.9
Assets and liabilities of non-consolidated VIEs subject to
disclosure	$69.7	$59.3	$62.3	$54.9

Sale and leaseback structures

A key element of CAE’s strategy to support the investment in its civil and military training and services business is the sale and leaseback of certain full-flight simulators (FFSs) installed in the Company’s global network of training centres. This provides CAE with a cost-effective long-term source of fixed-cost financing. A sale and leaseback structure arrangement can be executed only after the FFS has achieved certification by regulatory authorities (i.e. the simulator is installed and is available to customers for training). The sale and leaseback structures are typically structured as leases with an owner participant.

The Company has entered into sale and leaseback arrangements with special purpose entities (SPEs). These arrangements relate to simulators used in the Company’s training centres for the military and civil aviation segments. These leases expire at various dates up to 2023, with the exception of one in 2037. Typically, the Company has the option to purchase the equipment at a specific time during the lease terms at a specific purchase price. Some leases include renewal options at the end of the term. In some cases, the Company has provided guarantees for the residual value of the equipment at the expiry date of the leases or at the date the Company exercises its purchase option. Collaterized long-term debt and third-party equity investors who, in certain cases, benefit from tax incentives, finance these SPEs. The equipment serves as collateral for the long-term debt of the SPEs.

The Company’s variable interests in these SPEs are through fixed purchase price options and residual value guarantees, except for one case where it is in the form of equity and subordinated loan.

The Company concluded that some of these SPEs are VIEs. For all of the other SPEs that are VIEs, the Company is not the primary beneficiary and consolidation is not appropriate. As at March 31, 2011, the Company’s maximum potential exposure to losses relating to these non-consolidated SPEs was $37.1 million (2010 – $38.7 million).

Partnership arrangements

The Company entered into partnership arrangements to provide manufactured military simulation products as well as training and services for both the military and civil segments. As well, the Company joined together with two other parties to form a limited partnership to provide qualifying customers competitive lease financing for the Company’s civil flight simulation equipment (financing vehicle).

CAE Annual Report 2011 | 149

Notes to the Consolidated Financial Statements

The Company’s involvement with entities, in connection with these partnership arrangements, is mainly through investments in their equity and/or in subordinated loans and through manufacturing and long-term training service contracts. The Company concluded that certain of these entities are VIEs, but the Company is not the primary beneficiary. Accordingly, these entities have not been consolidated. Except for the financing vehicle partnership, the Company continues to account for these investments in the Simulation Products/Military segment under the equity method, recording its share of the net earnings or loss based on the terms of the partnership arrangements. The Company accounts for the financing vehicle partnership as an available-for-sale financial instrument. As at March 31, 2011 and 2010, the Company’s maximum off-balance sheet exposure to losses related to these non-consolidated VIEs, other than from its contractual obligations, was not material.

NOTE 26 – OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION

Results by segment

The profitability measure employed by the Company for making decisions about allocating resources to segments and assessing segment performance is earnings before other income (expense), interest, income taxes and discontinued operations (hereinafter referred to as segment operating income). The accounting principles used to prepare the information by operating segments are the same as those used to prepare the Company’s consolidated financial statements. Transactions between operating segments are mainly simulator transfers from the Simulation Products/Civil segment to the Training & Services/Civil segment, which are recorded at cost. The method used for the allocation of assets jointly used by operating segments and costs and liabilities jointly incurred (mostly corporate costs) between operating segments is based on the level of utilization when determinable and measurable, otherwise the allocation is made based on a proportion of each segment’s cost of sales.

(amounts in millions)	Simulation Products			Training & Services						Total
	2011	2010	2009	2011	2010	2009	2011		2010	2009
Civil
External revenue	$271.9	$284.1	$477.5	$492.0	$433.5	$460.5	$763.9		$717.6	$938.0
Segment operating income	30.3	49.4	92.1	80.4	75.1	87.0	110.7		124.5	179.1
Depreciation and amortization
Property, plant and equipment	4.8	4.8	4.8	53.8	56.7	54.8	58.6		61.5	59.6
Intangible and other assets	1.4	1.7	2.0	12.5	8.5	7.5	13.9		10.2	9.5
Capital expenditures	7.4	14.7	5.6	82.2	79.5	168.9	89.6		94.2	174.5
Military
External revenue	$586.1	$545.6	$483.5	$279.0	$263.1	$240.7	$865.1		$808.7	$724.2
Segment operating income	101.9	95.7	87.7	45.7	43.9	39.0	147.6		139.6	126.7
Depreciation and amortization
Property, plant and equipment	6.3	6.3	6.0	9.9	7.6	5.7	16.2		13.9	11.7
Intangible and other assets	3.6	5.0	5.4	4.6	2.6	2.7	8.2		7.6	8.1
Capital expenditures	10.1	5.8	6.5	15.2	30.9	22.7	25.3		36.7	29.2
Total
External revenue	$858.0	$829.7	$961.0	$771.0	$696.6	$701.2	$1,629.0	$		$1,662.2
Segment operating income	132.2	145.1	179.8	126.1	119.0	126.0	258.3		264.1	305.8
Depreciation and amortization
Property, plant and equipment	11.1	11.1	10.8	63.7	64.3	60.5	74.8		75.4	71.3
Intangible and other assets	5.0	6.7	7.4	17.1	11.1	10.2	22.1		17.8	17.6
Capital expenditures	17.5	20.5	12.1	97.4	110.4	191.6	114.9		130.9	203.7

150	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Earnings before interest and income taxes

The following table provides a reconciliation between total segment operating income and earnings before interest and income taxes:

(amounts in millions)	2011	2010	2009
Total segment operating income	$258.3	$264.1	$305.8
Restructuring charge (reversal of provisions)	1.0	(34.1)	–
Earnings before interest and income taxes	$259.3	$230.0	$305.8

Assets employed by segment

The Company uses assets employed to assess resources allocated to each segment. Assets employed include accounts receivable, contracts in progress, inventories, prepaid expenses, property, plant and equipment, goodwill, intangible assets and other assets. Assets employed exclude cash, income tax accounts and assets of certain non-operating subsidiaries.

(amounts in millions)	2011	2010
Simulation Products/Civil	$219.2	$236.6
Simulation Products/Military	500.7	424.5
Training & Services/Civil	1,263.1	1,150.3
Training & Services/Military	364.0	300.1
Total assets employed	$2,347.0	$2,111.5
Assets not included in assets employed	$510.9	$510.4
Total assets	$2,857.9	$2,621.9

Geographic information

The Company markets its products and services in over 20 countries. Sales are attributed to countries based on the location of customers.

(amounts in millions)	2011	2010	2009
Revenue from external customers
Canada	$206.4	$157.7	$93.8
United States	467.3	444.3	561.2
United Kingdom	169.8	148.3	124.0
Germany	138.2	181.3	203.8
Netherlands	60.3	62.2	87.5
Other European countries	158.0	154.5	174.3
China	89.1	78.9	86.3
United Arab Emirates	69.8	82.6	69.3
Other Asian countries	120.8	97.3	117.7
Australia	96.8	71.7	79.2
Other countries	52.5	47.5	65.1
	$1,629.0	$1,526.3	$1,662.2

(amounts in millions)		2011	2010
Property, plant and equipment, goodwill and intangible assets
Canada		$330.9	$268.7
United States		347.4	355.1
South America		77.1	55.8
United Kingdom		176.4	156.2
Spain		79.6	85.4
Germany		69.8	72.5
Belgium		62.2	72.1
Netherlands		100.7	96.7
Other European countries		82.7	71.0
United Arab Emirates		75.4	68.4
Other Asian countries		126.8	119.2
Other countries		28.4	13.4
		$1,557.4	$1,434.5

CAE Annual Report 2011 | 151

Notes to the Consolidated Financial Statements

NOTE 27 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles (Canadian GAAP), which differ in certain respects from those principles that the Company would have followed if its consolidated financial statements had been prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP).

The effect of these principal differences on the Company’s consolidated financial statements is described and quantified as follows:

Reconciliation of consolidated net earnings in Canadian GAAP to U.S. GAAP

(amounts in millions, except per share amounts)	Notes	2011	2010	2009
Net earnings in accordance with Canadian GAAP		$169.8	$144.5	$201.1
Results of discontinued operations in accordance with Canadian GAAP		–	–	(1.1)
Earnings from continuing operations in accordance with Canadian GAAP		$169.8	$144.5	$202.2
Deferred development costs excluding amortization	A	(18.5)	(11.2)	(5.7)
Amortization of deferred development costs	A	3.5	3.4	3.3
Financial instruments	B	(5.3)	21.0	(7.8)
Reduction of the net investment in self-sustaining operations	D	(0.6)	0.3	(1.9)
Defined benefit and other post-retirement benefit plans	E	(1.9)	1.1	0.2
Stock-based compensation	F	2.0	1.1	(2.2)
Business combinations	G	(4.6)	(2.7)	–
Future income tax relating to the above adjustments		5.4	(5.3)	1.6
Non-controlling interests, net of tax	I	0.3	1.9	0.5
Earnings from continuing operations – U.S. GAAP		$150.1	$154.1	$190.2
Results from discontinued operations in accordance with U.S. GAAP		–	–	(1.1)
Net earnings in accordance with U.S. GAAP		$150.1	$154.1	$189.1
Net earnings attributable to the non-controlling interests in accordance with
U.S. GAAP	I	(0.3)	(1.9)	(0.5)
Net earnings attributable to the equity holders of the Company in accordance
with U.S. GAAP		$149.8	$152.2	$188.6
Basic and diluted earnings per share from continuing operations attributable to
the equity holders of the Company in accordance with U.S. GAAP		$0.58	$0.59	$0.75
Basic and diluted earnings per share from discontinued operations attributable
to the equity holders of the Company in accordance with U.S. GAAP		$–	$ –	$(0.01)
Basic and diluted net earnings per share attributable to the equity holders of
the Company in accordance with U.S. GAAP		$0.58	$0.59	$0.74
Dividends per common share		$0.15	$0.12	$0.12
Weighted average number of common shares outstanding (Basic)		256.7	255.8	254.8
Weighted average number of common shares outstanding (Diluted)		257.3	255.8	255.0

152	| CAE Annual Report 2011

	Notes to the Consolidated Financial Statements

Consolidated statements of comprehensive income in accordance with U.S. GAAP

(amounts in millions)	Notes	2011	2010	2009
Net earnings in accordance with U.S. GAAP		$150.1	$154.1	$189.1
Other comprehensive (loss) income
Available-for-sale financial asset
Net change in fair value on available-for-sale financial asset		$–	$(1.2)	$(0.6)
Income taxes		–	0.2	0.1
		$–	$(1.0)	$(0.5)
Defined benefit and other post-retirement benefit plans
Net change in actuarial gains (losses)	E	$8.7	$(41.2)	$19.0
Reclassifications to income	E	3.5	3.9	2.6
Income taxes	E	(3.2)	10.1	(6.6)
		$9.0	$(27.2)	$15.0
Foreign currency translation adjustment
Net foreign exchange (losses) gains on translation of financial statements
of self-sustaining foreign operations	A,B,D,G,I	$(24.8)	$(228.3)	$114.4
Net change in gains (losses) of certain long-term debt denominated in foreign currency and designated as hedges on net investments in
self-sustaining foreign operations		5.2	18.3	(7.7)
Income taxes		(1.3)	(0.6)	(1.4)
		$(20.9)	$(210.6)	$105.3
Total other comprehensive (loss) income in accordance with U.S. GAAP		$(11.9)	$(238.8)	$119.8
Comprehensive income (loss) in accordance with U.S. GAAP		$138.2	$(84.7)	$308.9
Comprehensive (income) loss attributable to the non-controlling interests
in accordance with U.S. GAAP	I	$(2.8)	$2.1	$(0.5)
Comprehensive income (loss) attributable to the equity holders of the
Company in accordance with U.S. GAAP		$135.4	$(82.6)	$308.4

Reconciliation of consolidated shareholders’ equity in Canadian GAAP to U.S. GAAP

(amounts in millions)	Notes	2011	2010	2009
Shareholders’ equity in accordance with Canadian GAAP		$1,269.4	$1,155.8	$1,197.8
Deferred development costs,
net of tax recovery of $11.8 (2010 – $7.8; 2009 – $6.4)	A	(33.4)	(22.4)	(16.0)
Financial instruments,
net of tax recovery of $2.1 (2010 – tax recovery of $1.0;
2009 – tax expense of $9.8)	B	(5.8)	(2.7)	22.6
Foreign currency translation adjustment	D	0.9	0.8	0.1
Defined benefit and other post-retirement benefit plans,
net of tax recovery of $17.9 (2010 – $20.8; 2009 – $11.6)	E	(50.3)	(57.7)	(30.7)
Stock-based compensation,
net of tax expense of $1.4 (2010 – $0.9; 2009 – $0.5)	F	3.3	1.8	1.0
Business combinations,
net of tax recovery of $0.8 (2010 – $0.8; 2009 – $nil)	G	(6.5)	(1.9)	–
Non-controlling interests	I	(0.3)	–	–
Shareholders’ equity in accordance with U.S. GAAP		$1,177.3	$1,073.7	$1,174.8

CAE Annual Report 2011 | 153

Notes to the Consolidated Financial Statements

Consolidated balance sheets in accordance with U.S. GAAP

(amounts in millions)	Notes		2011		2010
		Canadian	U.S.	Canadian	U.S.
	H	GAAP	GAAP	GAAP	GAAP
Assets
Current assets
Cash and cash equivalents		$276.4	$276.4	$312.9	$312.9
Accounts receivable	B	296.9	300.0	237.5	244.3
Contracts in progress		207.9	207.9	220.6	220.6
Inventories	B	125.1	125.3	126.9	127.1
Prepaid expenses		54.5	54.5	33.7	33.7
Income taxes recoverable		52.2	52.2	24.3	24.3
Future income taxes		9.2	9.2	7.1	7.1
		$1,022.2	$1,025.5	$963.0	$970.0
Property, plant and equipment, net	B	1,180.1	1,177.1	1,147.2	1,144.8
Future income taxes	A,B,E,G	76.7	80.1	82.9	87.2
Intangible assets	A	178.8	133.6	125.4	95.2
Goodwill	G, I	198.5	202.8	161.9	170.6
Other assets	B,E	201.6	165.4	141.5	118.3
		$2,857.9	$2,784.5	$2,621.9	$2,586.1

Liabilities
Current liabilities
Accounts payable and accrued liabilities	B,E,G	$527.1	$545.1	$467.8	$491.6
Deposits on contracts	B	173.3	169.9	199.7	195.1
Current portion of long-term debt	B	30.7	31.5	51.1	51.9
Future income taxes	B,F	31.8	32.0	23.0	21.8
		$762.9	$778.5	$741.6	$760.4
Long-term debt	B	443.8	445.6	441.6	442.5
Deferred gains and other long-term liabilities	B,E,F,G,I	262.6	271.4	200.5	232.8
Future income taxes	A,B,E	119.2	91.2	82.4	58.7
		$1,588.5	$1,586.7	$1,466.1	$1,494.4
Equity
Capital stock	C	$445.9	$690.1	$441.5	$685.7
Contributed surplus		13.5	13.5	10.9	10.9
Retained earnings	A,B,C,D,E,F,G,I	1,050.1	756.2	918.8	645.2
Accumulated other comprehensive loss	A,B,D,E,G	(240.1)	(282.5)	(215.4)	(268.1)
Shareholders’ equity		$1,269.4	$1,177.3	$1,155.8	$1,073.7
Non-controlling interests	I	–	20.5	–	18.0
		$1,269.4	$1,197.8	$1,155.8	$1,091.7
		$2,857.9	$2,784.5	$2,621.9	$2,586.1

Reconciliation items

A)	Deferred development costs

Under Canadian GAAP, certain development costs are capitalized and amortized over their estimated useful lives if they meet the criteria for deferral. Under U.S. GAAP, all development costs are expensed as incurred.

In addition, the consolidated statement of cash flows under U.S. GAAP would have the effects of net cash provided by operating activities being lower and the net cash used in investing activities being lower by $22.6 million (2010 – $14.6 million; 2009 – $10.5 million).

B)	Financial instruments

Under Canadian GAAP, the accounting for changes in fair value (i.e. gains and losses) of derivative instruments depends on whether it has been designated and qualifies as part of a hedging relationship.

154	| CAE Annual Report 2011

Notes to the Consolidated Financial Statements

Cash flow and fair value hedges

Under U.S. GAAP, the Company has not applied hedge accounting for its cash flow and fair value hedges. As a result, all amounts accumulated in OCI under Canadian GAAP are recorded into earnings and retained earnings for U.S. GAAP purposes.

Embedded foreign currency derivatives

Under Canadian GAAP, the Company elects to record, as a single contract, an embedded foreign currency derivative in a host contract that is not a financial instrument, provided:

(i)	it is not leveraged;
(ii)	it does not contain an option feature; and
(iii)

it requires payments denominated in a currency that is commonly used in contracts to purchase or sell non-financial items in the economic environment in which the transaction takes place (for example, a relatively stable and liquid currency that is commonly used in local business transactions or external trade).

The Company has concluded that these criteria are not met for certain contracts denominated in U.S. dollars. This policy choice is not permitted under U.S. GAAP which requires the embedded derivative to be bifurcated from the host contract, unless the currency is the functional currency of one of the substantial parties to the contract or is the routinely denominated currency for that particular good or service.

Transaction costs

Under Canadian GAAP, the Company elected to record transaction costs with the financial asset or financial liability to which they are associated. Under U.S. GAAP, these transaction costs are recorded as deferred financing costs presented in other assets.

C) Capital stock

On July 7, 1994, the Company applied a portion of its deficit as a reduction of its stated capital in the amount of $249.3 million. Under U.S. GAAP, the reduction of stated capital would not be permitted.

Under Canadian GAAP, costs related to share issuance can be presented in retained earnings, net of tax. In fiscal 2004, the Company included share issued costs of $5.1 million in its retained earnings. Under U.S. GAAP, these costs were recorded as a reduction of capital stock.

D) Foreign currency translation adjustment

Under Canadian GAAP, a gain or loss equivalent to a proportionate amount of the exchange gains and losses accumulated in OCI is recognized in earnings when there has been a reduction in the net investment in a self-sustaining foreign operation. A reduction in the net investment occurs when there has been a dilution or sale of part or all of the Company’s interest in the foreign operation or a reduction in the equity of the foreign operation as a result of capital transactions. Under U.S. GAAP, a reduction in currency translation adjustment account is permitted only upon sale or upon complete or substantially complete liquidation of an investment in a self-sustaining foreign operation.

The Company measures its reconciliation items in the foreign currency of the related entity. Upon consolidation, the translation of these items creates a foreign currency translation adjustment in OCI.

E) Defined benefit and other post-retirement benefit plans

U.S. GAAP, SFAS 158, Employer’s Accounting for Defined Benefit Pension and Other Post Retirement Plans – an amendment of FAS statements No. 87, 88, 106 and 132 (R) (now included in FASB ASC topic 715, Compensation-Retirement Benefits) requires the over-funded or under-funded status of a defined benefit pension and other post-retirement benefit plans to be recognized as assets or liabilities on the consolidated balance sheet. Any unrecognized actuarial gains or losses, prior service cost or credits and unrecognized net transitional assets or obligations are recognized as a component of accumulated other comprehensive income. This concept does not currently exist under Canadian GAAP.

Under Canadian GAAP, plan assets and obligations are measured as at the date of the annual financial statements or not more than three months prior to that date. The Company measures its plan assets and obligations on December 31 of each year. U.S. GAAP requires defined benefit plan assets and obligations to be measured as at the year end balance sheet date, March 31 of each year.

F) Stock-based compensation

Under Canadian GAAP, the Company has adopted Emerging Issues Committee (EIC)-162, Stock-Based Compensation for Employees Eligible to Retire Before the Vesting Date, in the third quarter of fiscal 2007, with restatement of prior periods. Under U.S. GAAP, the Company adopted SFAS 123R, Share-Based Payment (revised 2004), (now included in FASB ASC topic 718, Compensation-Stock Compensation), on April 1, 2006, which has the same requirements as EIC-162 under Canadian GAAP except that SFAS 123R is to be applied prospectively from April 1, 2006 to new option awards that have retirement eligibility provisions. The nominal vesting period approach is continued for any option awards granted prior to adopting ASC 718 and for the remaining portion of unvested outstanding options. Consequently, this creates a discrepancy in the compensation expense reported.

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